Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Partners

NGL Energy Partners LP

We have audited the accompanying consolidated balance sheets of NGL Energy Partners LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of March 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended March 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NGL Energy Partners LP and subsidiaries as of March 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Partnership’s internal control over financial reporting as of March 31, 2014, based on criteria established in the 1992 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated May 30, 2014 (not included herein) expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
May 30, 2014 (except for Note 17, as to which the date is July 9, 2014)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Consolidated Balance Sheets

At March 31, 2014 and 2013

(U.S. Dollars in Thousands, except unit amounts)

	March 31,
	2014	2013
		(Note 2)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,440	$11,561
Accounts receivable - trade, net of allowance for doubtful accounts of $2,822 and $1,760, respectively	900,904	562,757
Accounts receivable - affiliates	7,445	22,883
Inventories	310,160	126,895
Prepaid expenses and other current assets	80,350	37,891
Total current assets	1,309,299	761,987

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $109,564 and $50,127, respectively	829,346	526,437
GOODWILL	1,107,006	555,220
INTANGIBLE ASSETS, net of accumulated amortization of $116,728 and $44,155, respectively	714,956	441,432
INVESTMENTS IN UNCONSOLIDATED ENTITIES	189,821	—
OTHER NONCURRENT ASSETS	16,795	6,542
Total assets	$4,167,223	$2,291,618

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$740,211	$536,055
Accounts payable - affiliates	76,846	6,900
Accrued expenses and other payables	141,690	85,606
Advance payments received from customers	29,965	22,372
Current maturities of long-term debt	7,080	8,626
Total current liabilities	995,792	659,559

LONG-TERM DEBT, net of current maturities	1,629,834	740,436
OTHER NONCURRENT LIABILITIES	9,744	2,205

COMMITMENTS AND CONTINGENCIES

EQUITY, per accompanying statement:
General partner, representing a 0.1% interest, 79,420 and 53,676 notional units at March 31, 2014 and 2013, respectively	(45,287)	(50,497)
Limited partners, representing a 99.9% interest -
Common units, 73,421,309 and 47,703,313 units issued and outstanding at March 31, 2014 and 2013, respectively	1,570,074	920,998
Subordinated units, 5,919,346 units issued and outstanding at March 31, 2014 and 2013	2,028	13,153
Accumulated other comprehensive income (loss)	(236)	24
Noncontrolling interests	5,274	5,740
Total equity	1,531,853	889,418
Total liabilities and equity	$4,167,223	$2,291,618

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended March 31, 2014, 2013, and 2012

 (U.S. Dollars in Thousands, except unit and per unit amounts)

	Year Ended March 31,
	2014	2013	2012
REVENUES:
Crude oil logistics	$4,558,545	$2,316,288	$—
Water solutions	143,100	62,227	—
Liquids	2,650,425	1,604,746	1,111,139
Retail propane	551,815	430,273	199,334
Refined products	1,180,895	—	—
Renewables	176,781	—	—
Other	437,713	4,233	—
Total Revenues	9,699,274	4,417,767	1,310,473

COST OF SALES:
Crude oil logistics	4,477,397	2,244,647	—
Water solutions	11,738	5,611	—
Liquids	2,518,099	1,530,459	1,086,881
Retail propane	354,676	258,393	130,142
Refined products	1,172,754	—	—
Renewables	171,422	—	—
Other	426,613	—	—
Total Cost of Sales	9,132,699	4,039,110	1,217,023

OPERATING COSTS AND EXPENSES:
Operating	259,396	169,799	47,300
General and administrative	79,860	52,698	16,009
Depreciation and amortization	120,754	68,853	15,111
Operating Income	106,565	87,307	15,030

OTHER INCOME (EXPENSE):
Earnings of unconsolidated entities	1,898	—	—
Interest expense	(58,854)	(32,994)	(7,620)
Loss on early extinguishment of debt	—	(5,769)	—
Other, net	86	1,521	1,055
Income Before Income Taxes	49,695	50,065	8,465

INCOME TAX PROVISION	(937)	(1,875)	(601)

Net Income	48,758	48,190	7,864

NET INCOME ALLOCATED TO GENERAL PARTNER	(14,148)	(2,917)	(8)

NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1,103)	(250)	12

NET INCOME ALLOCATED TO LIMITED PARTNERS	$33,507	$45,023	$7,868

BASIC AND DILUTED INCOME PER COMMON UNIT	$0.51	$0.96	$0.32

BASIC AND DILUTED INCOME PER SUBORDINATED UNIT	$0.32	$0.93	$0.58

BASIC AND DILUTED WEIGHTED AVERAGE UNITS OUTSTANDING:
Common units	61,970,471	41,353,574	15,169,983
Subordinated units	5,919,346	5,919,346	5,175,384

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended March 31, 2014, 2013, and 2012

(U.S. Dollars in Thousands)

	Year Ended March 31,
	2014	2013	2012

Net income	$48,758	$48,190	$7,864
Other comprehensive loss, net of tax	(260)	(7)	(25)
Comprehensive income	$48,498	$48,183	$7,839

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

For the Years Ended March 31, 2014, 2013, and 2012

 (U.S. Dollars in Thousands, except unit and share amounts)

						Accumulated
		Limited Partners				Other
	General	Common		Subordinated		Comprehensive	Noncontrolling	Total
	Partner	Units	Amount	Units	Amount	Income	Interests	Equity
BALANCES, MARCH 31, 2011	$72	10,933,568	$47,225	—	$—	$56	$—	$47,353

Distribution to partners prior to initial public offering	(4)	—	(3,846)	—	—	—	—	(3,850)

Conversion of common units to subordinated units	—	(5,919,346)	(23,485)	5,919,346	23,485	—	—	—

Sale of units in public offering, net	—	4,025,000	75,289	—	—	—	—	75,289

Repurchase of common units	—	(175,000)	(3,418)	—	—	—	—	(3,418)

Units issued in business combinations, net of issuance costs	—	14,432,031	296,500	—	—	—	—	296,500

Contributions	386	—	—	—	—	—	440	826

Net income (loss)	8	—	6,472	—	1,396	—	(12)	7,864

Distribution to partners subsequent to initial public offering	(20)	—	(10,133)	—	(5,057)	—	—	(15,210)

Other comprehensive loss	—	—	—	—	—	(25)	—	(25)
BALANCES, MARCH 31, 2012	442	23,296,253	384,604	5,919,346	19,824	31	428	405,329

Distributions	(1,778)	—	(59,841)	—	(9,989)	—	(74)	(71,682)

Contributions	510	—	—	—	—	—	403	913

Units issued in business combinations, net of issuance costs	(52,588)	24,250,258	550,873	—	—	—	4,733	503,018

Equity issued pursuant to incentive compensation plan	—	156,802	3,657	—	—	—	—	3,657

Net income	2,917	—	41,705	—	3,318	—	250	48,190

Other comprehensive loss	—	—	—	—	—	(7)	—	(7)
BALANCES, MARCH 31, 2013	(50,497)	47,703,313	920,998	5,919,346	13,153	24	5,740	889,418

Distributions	(9,703)	—	(123,467)	—	(11,920)	—	(840)	(145,930)

Contributions	765	—	—	—	—	—	2,060	2,825

Units issued in business combinations, net of issuance costs	—	2,860,879	80,591	—	—	—	—	80,591

Sales of units, net of issuance costs	—	22,560,848	650,155	—	—	—	—	650,155

Equity issued pursuant to incentive compensation plan	—	296,269	9,085	—	—	—	—	9,085

Disposal of noncontrolling interest	—	—	—	—	—	—	(2,789)	(2,789)

Net income	14,148	—	32,712	—	795	—	1,103	48,758

Other comprehensive loss	—	—	—	—	—	(260)	—	(260)

BALANCES, MARCH 31, 2014	$(45,287)	73,421,309	$1,570,074	5,919,346	$2,028	$(236)	$5,274	$1,531,853

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended March 31, 2014, 2013, and 2012

 (U.S. Dollars in Thousands)

	Year Ended March 31,
	2014	2013	2012
OPERATING ACTIVITIES:
Net income	$48,758	$48,190	$7,864
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including debt issuance cost amortization	132,653	77,513	17,188
Loss on early extinguishment of debt	—	5,769	—
Non-cash equity-based compensation expense	14,054	8,670	—
Loss (gain) on disposal or impairment of assets	3,597	187	(71)
Provision for doubtful accounts	2,172	1,315	1,049
Commodity derivative (gain) loss	43,655	4,376	(5,974)
Earnings of unconsolidated entities	(1,898)	—	—
Other	312	375	403
Changes in operating assets and liabilities, exclusive of acquisitions:
Accounts receivable - trade	21,388	2,562	(20,179)
Accounts receivable - affiliates	18,002	(12,877)	193
Inventories	(73,321)	18,433	30,268
Prepaid expenses and other current assets	18,900	22,585	14,344
Accounts payable - trade	(146,152)	(16,913)	35,747
Accounts payable - affiliates	67,361	(6,813)	4,549
Accrued expenses and other payables	(61,171)	(9,689)	366
Advance payments received from customers	(3,074)	(11,049)	4,582
Net cash provided by operating activities	85,236	132,634	90,329

INVESTING ACTIVITIES:
Purchases of long-lived assets	(165,148)	(72,475)	(7,544)
Acquisitions of businesses, including acquired working capital, net of cash acquired	(1,268,810)	(490,805)	(297,401)
Cash flows from commodity derivatives	(35,956)	11,579	6,464
Proceeds from sales of assets	24,660	5,080	1,238
Investments in unconsolidated entities	(11,515)	—	—
Distributions of capital from unconsolidated entities	1,591	—	—
Other	(195)	—	346
Net cash used in investing activities	(1,455,373)	(546,621)	(296,897)

FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	2,545,500	1,227,975	478,900
Payments on revolving credit facilities	(2,101,000)	(964,475)	(329,900)
Issuances of notes	450,000	250,000	—
Proceeds from borrowings on other long-term debt	880	653	—
Payments on other long-term debt	(8,819)	(4,837)	(1,278)
Debt issuance costs	(24,595)	(20,189)	(2,380)
Contributions	2,825	913	440
Distributions	(145,930)	(71,682)	(19,060)
Proceeds from sale of common units, net of offering costs	650,155	(642)	74,759
Repurchase of common units	—	—	(3,418)
Net cash provided by financing activities	1,369,016	417,716	198,063
Net increase (decrease) in cash and cash equivalents	(1,121)	3,729	(8,505)
Cash and cash equivalents, beginning of period	11,561	7,832	16,337
Cash and cash equivalents, end of period	$10,440	$11,561	$7,832

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Note 1 — Nature of Operations and Organization

NGL Energy Partners LP (“we,” “us,” “our,” or the “Partnership”) is a Delaware limited partnership formed in September 2010 by several investors (“IEP Parties”). NGL Energy Holdings LLC serves as our general partner. At March 31, 2014, our operations include:

•                  A crude oil logistics business, the assets of which include crude oil storage terminals, pipeline injection stations, a fleet of trucks, a fleet of leased railcars, and a fleet of barges and towboats, and a 50% interest in a crude oil pipeline. Our crude oil logistics business purchases crude oil from producers and transports it for resale at pipeline injection points, storage terminals, barge loading facilities, rail facilities, refineries, and other trade hubs.

•                  A water solutions business, the assets of which include water treatment and disposal facilities, a fleet of water trucks, and frac tanks. Our water solutions business generates revenues from the gathering, transportation, treatment, and disposal of wastewater generated from crude oil and natural gas production operations, and from the sale of recycled water and recovered hydrocarbons.

•                  Our liquids business, which supplies natural gas liquids to retailers, wholesalers, refiners, and petrochemical plants throughout the United States and in Canada, and which provides natural gas liquids terminaling services through its 22 terminals throughout the United States and railcar transportation services through its fleet of leased and owned railcars. Our liquids business purchases propane, butane, and other products from refiners, processing plants, producers, and other parties, and sells the product to retailers, refiners, and other participants in the wholesale markets.

•                  Our retail propane business, which sells propane, distillates, and equipment and supplies to end users consisting of residential, agricultural, commercial, and industrial customers and to certain re-sellers in more than 20 states.

We also operate a refined products marketing business, which purchases gasoline and diesel fuel from suppliers and typically sells these products in back-to-back contracts to customers at a nationwide network of third-party owned terminaling and storage facilities. We also operate a renewables business, which purchases ethanol primarily at production facilities and transports the ethanol for sale at various locations to refiners and blenders, and purchases biodiesel from production facilities in the Midwest and in Houston, Texas, and transports the product using leased railcars for sale to refiners and blenders. These businesses were acquired in our December 2013 acquisition of Gavilon, LLC (“Gavilon Energy”).

Initial Public Offering

On May 17, 2011, we completed our initial public offering (“IPO”). We sold a total of 4,025,000 common units in our IPO at $21.00 per unit. Our proceeds from the sale of 3,850,000 common units of $71.9 million, net of total offering costs of $9.0 million, were used to repay advances under our acquisition credit facility and for general partnership purposes. Proceeds from the sale of 175,000 common units ($3.4 million) from the underwriters’ exercise of their option to purchase additional common units from us were used to redeem 175,000 of the common units outstanding prior to our IPO. Upon the completion of our IPO and the underwriters’ exercise in full of their option to purchase additional common units from us and the redemption, we had outstanding 8,864,222 common units, 5,919,346 subordinated units, a 0.1% general partner interest, and incentive distribution rights (“IDRs”).

Acquisitions Subsequent to Initial Public Offering

Subsequent to our IPO, we significantly expanded our operations through a number of business combinations, including the following, among others:

•                  In October 2011, we completed a business combination with E. Osterman Propane, Inc., its affiliated companies, and members of the Osterman family, whereby we acquired retail propane operations in the northeastern United States.

•                  In November 2011, we completed a business combination with SemStream, L.P. (“SemStream”), whereby we acquired SemStream’s wholesale natural gas liquids supply and marketing operations and its 12 natural gas liquids terminals.

•                  In January 2012, we completed a business combination with seven companies associated with Pacer Propane Holding, L.P., whereby we acquired retail propane operations, primarily in the western United States.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

•                  In February 2012, we completed a business combination with North American Propane, Inc., whereby we acquired retail propane and distillate operations in the northeastern United States.

•                  In May 2012, we acquired the retail propane and distillate operations of Downeast Energy Corp (“Downeast”). These operations are primarily in the northeastern United States.

•                  In June 2012, we completed a business combination with High Sierra Energy, LP and High Sierra Energy GP, LLC (collectively, “High Sierra”), whereby we acquired all of the ownership interests in High Sierra. High Sierra’s businesses include crude oil gathering, transportation and marketing; water treatment, disposal, and transportation; and natural gas liquids transportation and marketing.

•                  In November 2012, we completed a business combination whereby we acquired Pecos Gathering & Marketing, L.L.C. and certain of its affiliated companies (collectively, “Pecos”). The business of Pecos consists primarily of crude oil purchasing and logistics operations in Texas and New Mexico.

•                  In December 2012, we completed a business combination whereby we acquired all of the membership interests in Third Coast Towing LLC (“Third Coast”). The business of Third Coast consists primarily of transporting crude oil via barge.

•                  In July 2013, we completed a business combination whereby we acquired the assets of Crescent Terminals, LLC and the ownership interests in Cierra Marine, LP and its affiliated companies (collectively, “Crescent”), whereby we acquired four towboats, seven crude oil barges, and a crude oil terminal in South Texas.

•                  In July 2013, we completed a business combination with High Roller Wells Big Lake SWD No. 1, Ltd. (“Big Lake”), whereby we acquired a water disposal facility in West Texas. We also entered into a development agreement that provides us the option to purchase disposal facilities that may be developed in the future. During March 2014, we purchased one additional facility under this agreement.

•                  In August 2013, we completed a business combination whereby we acquired seven entities affiliated with Oilfield Water Lines LP (collectively, “OWL”). The businesses of OWL include water disposal operations and a water transportation business in Texas.

•                  In September 2013, we completed a business combination with Coastal Plains Disposal #1, LLC (“Coastal”), in which we acquired the ownership interests in water disposal facilities in Texas and the right to purchase one additional facility, which we exercised in March 2014.

•                  In December 2013, we acquired the ownership interests in Gavilon Energy. The assets of Gavilon Energy include crude oil terminals in Oklahoma, Texas, and Louisiana and a 50% interest in Glass Mountain Pipeline, LLC (“Glass Mountain”), which owns a crude oil pipeline that originates in western Oklahoma and terminates in Cushing, Oklahoma. This pipeline became operational in February 2014. The operations of Gavilon Energy include the marketing of crude oil, refined products, ethanol, biodiesel, and natural gas liquids.

Note 2 — Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements include the accounts of the Partnership and its controlled subsidiaries. All significant intercompany transactions and account balances have been eliminated in consolidation.

We have made certain reclassifications to the prior period financial statements to conform with classification methods used in fiscal 2014. These reclassifications had no impact on previously-reported amounts of equity or net income. In addition, certain balances at March 31, 2013 were adjusted to reflect the final acquisition accounting for certain business combinations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the period.

Critical estimates we make in the preparation of our consolidated financial statements include determining the fair value of assets and liabilities acquired in business combinations; the collectability of accounts receivable; the recoverability of inventories; useful lives and recoverability of property, plant and equipment and amortizable intangible assets; the impairment of goodwill; the fair value of derivative financial investments; and accruals for various commitments and contingencies, among others. Although we believe these estimates are reasonable, actual results could differ from those estimates.

Fair Value Measurements

We apply fair value measurements to certain assets and liabilities, principally our commodity derivative instruments and assets and liabilities acquired in business combinations. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Fair value is based upon assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and risks inherent in valuation techniques and inputs to valuations. This includes not only the credit standing of counterparties and credit enhancements but also the impact of our own nonperformance risk on our liabilities. Fair value measurements assume that the transaction occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability (the market for which the reporting entity would be able to maximize the amount received or minimize the amount paid). We evaluate the need for credit adjustments to our derivative instrument fair values in accordance with the requirements noted above. Such adjustments were not material to the fair values of our derivative instruments.

We use the following fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•                  Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities that we have the ability to access at the measurement date.

•                  Level 2 — Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 include non-exchange traded derivatives such as over-the-counter commodity price swap and option contracts and interest rate protection agreements. The majority of our fair value measurements related to our derivative financial instruments were categorized as Level 2 at March 31, 2014 and 2013 (see Note 12). We determine the fair value of all our derivative financial instruments utilizing pricing models for significantly similar instruments. Inputs to the pricing model include publicly available prices and forward curves generated from a compilation of data gathered from third parties.

•                  Level 3 — Unobservable inputs for the asset or liability including situations where there is little, if any, market activity for the asset or liability. We did not have any fair value measurements categorized as Level 3 at March 31, 2014 or 2013.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement requires judgment, considering factors specific to the asset or liability.

Derivative Financial Instruments

We record our derivative financial instrument contracts at fair value in the consolidated balance sheets, with changes in the fair value of our commodity derivative instruments included in our consolidated statements of operations in cost of sales. Contracts that qualify for the normal purchase or sale exemption and are designated as such are not accounted for as derivatives at market value and, accordingly, are recorded when the delivery occurs.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

We have not designated any financial instruments as hedges for accounting purposes. All mark-to-market gains and losses on commodity derivative instruments that do not qualify as normal purchases or sales, whether cash transactions or non-cash mark-to-market adjustments, are reported within cost of sales in the consolidated statements of operations, regardless of whether the contract is physically or financially settled.

We utilize various commodity derivative financial instrument contracts to help reduce our exposure to variability in future commodity prices. We do not enter such contracts for trading purposes. Changes in assets and liabilities from commodity derivative financial instruments result primarily from changes in market prices, newly originated transactions, and the timing of the settlements. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on our assessment of anticipated market movements. Inherent in the resulting contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from non-performance by suppliers, customers, or financial counterparties to a contract. We take an active role in managing and controlling market and credit risk and have established control procedures that we review on an ongoing basis. We monitor market risk through a variety of techniques and attempt to minimize credit risk exposure through credit policies and periodic monitoring procedures.

Revenue Recognition

We record revenues from product sales at the time title to the product transfers to the purchaser, which typically occurs upon receipt of the product by the purchaser. We record terminaling, storage, and service revenues at the time the service is performed, and we record tank and other rentals over the term of the lease. Revenues for the wastewater disposal business are recognized upon receipt of the wastewater at our disposal facilities.

We report taxes collected from customers and remitted to taxing authorities, such as sales and use taxes, on a net basis. Amounts billed to customers for shipping and handling costs are included in revenues in the consolidated statements of operations.

We enter into certain contracts whereby we agree to purchase product from a counterparty and to sell the same volume of product to the same counterparty at a different location or time. When such agreements are entered into concurrently and are entered into in contemplation of each other, we record the revenues for these transactions net of cost of sales.

Cost of Sales

We include in cost of sales all costs we incur to acquire products, including the costs of purchasing, terminaling, and transporting inventory prior to delivery to our customers. Cost of sales does not include any depreciation of our property, plant and equipment. Cost of sales does include amortization of certain contract-based intangible assets of $6.2 million, $5.3 million, and $0.8 million during the years ended March 31, 2014, 2013, and 2012, respectively.

Depreciation and Amortization

Depreciation and amortization in the consolidated statements of operations includes all depreciation of our property, plant and equipment and amortization of intangible assets other than debt issuance costs, for which the amortization is recorded to interest expense, and certain contract-based intangible assets, for which the amortization is recorded to cost of sales.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand and time deposits, and funds invested in highly liquid instruments with maturities of three months or less at the date of purchase. At times, certain account balances may exceed federally insured limits.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Supplemental cash flow information is as follows:

	Year Ended March 31,
	2014	2013	2012
	(in thousands)
Interest paid, exclusive of debt issuance costs and letter of credit fees	$31,827	$27,384	$4,966
Income taxes paid	$1,639	$1,027	$430

Cash flows from commodity derivative instruments are classified as cash flows from investing activities in the consolidated statements of cash flows.

Accounts Receivable and Concentration of Credit Risk

We operate in the United States and Canada. We grant unsecured credit to customers under normal industry standards and terms, and have established policies and procedures that allow for an evaluation of each customer’s creditworthiness as well as general economic conditions. The allowance for doubtful accounts is based on our assessment of the collectability of customer accounts, which assessment considers the overall creditworthiness of customers and any specific disputes. Accounts receivable are considered past due or delinquent based on contractual terms. We write off accounts receivable against the allowance for doubtful accounts when collection efforts have been exhausted.

We execute netting agreements with certain customers to mitigate our credit risk. Receivables and payables are reflected at a net balance to the extent a netting agreement is in place and we intend to settle on a net basis.

Our accounts receivable consist of the following:

	March 31, 2014		March 31, 2013
			Gross
	Gross	Allowance for	Receivable	Allowance for
Segment	Receivable	Doubtful Accounts	(Note 2)	Doubtful Accounts
	(in thousands)
Crude oil logistics	$411,090	$105	$360,589	$11
Water solutions	25,700	405	9,618	29
Liquids	192,529	617	144,267	76
Retail propane	75,606	1,667	49,233	1,644
Refined products	105,670	—	—	—
Renewables	54,466	—	—	—
Other	38,665	28	810	—
	$903,726	$2,822	$564,517	$1,760

Changes in the allowance for doubtful accounts are as follows:

	Year Ended March 31,
	2014	2013	2012
	(in thousands)
Allowance for doubtful accounts, beginning of period	$1,760	$818	$161
Provision for doubtful accounts	2,172	1,315	1,049
Write off of uncollectible accounts	(1,110)	(373)	(392)
Allowance for doubtful accounts, end of period	$2,822	$1,760	$818

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

For the year ended March 31, 2014, sales of crude oil and natural gas liquids to our largest customer represented 10% of our consolidated total revenues. For the year ended March 31, 2013, sales of crude oil and natural gas liquids to our largest customer represented 10% of our consolidated total revenues. At March 31, 2013, one customer of our crude oil logistics segment represented 10% of our consolidated accounts receivable balance.

Inventories

We value our inventory at the lower of cost or market, with cost determined using either the weighted average cost or the first in, first out (FIFO) methods, including the cost of transportation. In performing this analysis, we take into consideration fixed-price forward sale commitments and the opportunity to transfer propane inventory from our wholesale business to our retail business for sale in the retail markets.

Inventories consist of the following:

	March 31,
	2014	2013
	(in thousands)
Crude oil	$156,473	$46,156
Natural gas liquids —
Propane	85,159	45,428
Butane and other	19,051	24,090
Refined products	23,209	—
Renewables	11,778	—
Other	14,490	11,221
	$310,160	$126,895

Investments in Unconsolidated Entities

As part of the December 2013 acquisition of Gavilon Energy, we acquired a 50% interest in Glass Mountain and an 11% interest in a limited liability company that owns an ethanol production facility. We account for these investments under the equity method of accounting. Under the equity method, we do not report the individual assets and liabilities of these entities on our consolidated balance sheet; instead, our ownership interests are reported within “Investments in Unconsolidated Entities” on our consolidated balance sheet. We record our share of any income or loss generated by these entities as an increase to our equity method investments, and record any distributions we receive from these entities as reductions to our equity method investments.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Accrued Expenses and Other Payables

Accrued expenses and other payables consist of the following:

	March 31,
		2013
	2014	(Note 4)
	(in thousands)
Accrued compensation and benefits	$45,006	$27,252
Derivative liabilities	42,214	12,701
Income and other tax liabilities	13,421	22,659
Product exchange liabilities	3,719	6,741
Other	37,330	16,253
	$141,690	$85,606

Property, Plant and Equipment

We record property, plant and equipment at cost, less accumulated depreciation. Acquisitions and improvements are capitalized, and maintenance and repairs are expensed as incurred. As we dispose of assets, we remove the cost and related accumulated depreciation from the accounts, and any resulting gain or loss is included in other income. We compute depreciation expense using the straight-line method over the estimated useful lives of the assets (see Note 5).

We evaluate the carrying value of our property, plant and equipment for potential impairment when events and circumstances warrant such a review. A long-lived asset group is considered impaired when the anticipated undiscounted future cash flows from the use and eventual disposition of the asset group is lower than its carrying value. In that event, we recognize a loss equal to the amount by which the carrying value exceeds the fair value of the asset group.

Intangible Assets

Our intangible assets include contracts and arrangements acquired in business combinations, including lease agreements, customer relationships, covenants not to compete, and trade names. In addition, we capitalize certain debt issuance costs incurred in our long-term debt arrangements. We amortize our intangible assets on a straight-line basis over the assets’ estimated useful lives (see Note 7). We amortize debt issuance costs over the terms of the related debt on a method that approximates the effective interest method.

We evaluate the carrying value of our amortizable intangible assets for potential impairment when events and circumstances warrant such a review. A long-lived asset group is considered impaired when the anticipated undiscounted future cash flows from the use and eventual disposition of the asset group is lower than its carrying value. In that event, we recognize a loss equal to the amount by which the carrying value exceeds the fair value of the asset group. When we cease to use an acquired trade name, we test the trade name for impairment using the “relief from royalty” method and we begin amortizing the trade name over its estimated useful life as a defensive asset.

Goodwill

Goodwill represents the excess of cost over the fair value of net assets of acquired businesses. Business combinations are accounted for using the “acquisition method” (see Note 4). We expect that substantially all of our goodwill at March 31, 2014 is deductible for income tax purposes.

Goodwill and intangible assets determined to have an indefinite useful life are not amortized, but instead are evaluated for impairment periodically. We evaluate goodwill and indefinite-lived intangible assets for impairment annually, or more often if events or circumstances indicate that the assets might be impaired. We perform the annual evaluation at January 1 of each year.

To perform this assessment, we consider qualitative factors to determine whether it is more likely than not that the fair value of each reporting unit exceeds its carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, we perform the following two-step goodwill impairment test:

•                  In the first step of the goodwill impairment test, we compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, we perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

•                  In the second step of the goodwill impairment test, we compare the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Estimates and assumptions used to perform the impairment evaluation are inherently uncertain and can significantly affect the outcome of the analysis. The estimates and assumptions we used in the annual assessment for impairment of goodwill included market participant considerations and future forecasted operating results. Changes in operating results and other assumptions could materially affect these estimates. Based on our assessment of qualitative factors, we determined that the two-step impairment test was not required. Accordingly, we did not record any goodwill impairments during the years ended March 31, 2014, 2013, and 2012.

Product Exchanges

Quantities of products receivable or returnable under exchange agreements are reported within prepaid expenses and other current assets or within accrued expenses and other payables on the consolidated balance sheets. We estimate the value of product exchange assets and liabilities based on the weighted-average cost basis of the inventory we have delivered or will deliver on the exchange, plus or minus location differentials.

Advance Payments Received from Customers

We record customer advances on product purchases as a liability on the consolidated balance sheets.

Noncontrolling Interests

We have certain consolidated subsidiaries in which outside parties own interests. The noncontrolling interest shown in our consolidated statements of operations represents the other owners’ share of the net income (loss) of these entities.

Water Facility Development Agreement

In connection with one of our business combinations, we entered into a development agreement whereby we may acquire additional water disposal facilities in Texas. Under this agreement, the other party (the “Developer”) may develop facilities in a designated area. We then have the option to operate the facility for a period of up to 90 days, during which time we may elect to purchase the facility. If we elect to purchase the facility, the Developer may choose one of two options specified in the agreement for the calculation of the purchase price.

During the period between which we have begun operating the facility and we have decided whether to purchase the facility, we are entitled to a fee for operating the facility, which is forfeitable if we elect not to purchase the facility. We recognize revenue for these operator fees once they cease to be forfeitable. When we elect to purchase a facility, we account for the transaction as a business combination.

Business Combination Measurement Period

We record the assets acquired and liabilities assumed in a business combination at their acquisition date fair values. Pursuant to GAAP, an entity is allowed a reasonable period of time to obtain the information necessary to identify and measure the value of the assets acquired and liabilities assumed in a business combination. As described in Note 4, certain of our acquisitions during the year ended March 31, 2014 are still within this measurement period, and as a result, the acquisition-date fair values we have recorded for the acquired assets and assumed liabilities are subject to change.

Also as described in Note 4, we made certain adjustments during the year ended March 31, 2014 to our estimates of the acquisition date fair values of assets acquired and liabilities assumed in business combinations that occurred during the year ended March 31, 2013. We retrospectively adjusted the March 31, 2013 consolidated balance sheet for these adjustments. Due to the immateriality of these adjustments, we did not retrospectively adjust the consolidated statement of operations for the year ended March 31, 2013 for these measurement period adjustments.

Discontinued Operations

In April 2014, the Financial Accounting Standards Board issued an Accounting Standards Update that changes the criteria for reporting discontinued operations. Under the new standard, a disposal of part of an entity is not classified as a discontinued operation

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

unless the disposal represents a strategic shift that will have a major effect on an entity’s operations and financial results. We adopted the new standard during the fiscal year ended March 31, 2014.

As described in Note 14, during the year ended March 31, 2014, we sold our compressor leasing business and wound down our natural gas marketing business. These actions do not represent a strategic shift that had a major effect on our operations, and do not meet the criteria under the new accounting standard for these businesses to be reported as discontinued operations.

Note 3 — Earnings per Unit

Our earnings per common and subordinated unit were computed as follows:

	Year Ended March 31,
	2014	2013	2012
	(in thousands, except unit and per unit amounts)

Income attributable to parent equity	$47,655	$47,940	$7,876
Income allocated to general partner (1)	(14,148)	(2,917)	(8)
Income attributable to limited partners	$33,507	$45,023	$7,868

Income allocated to:
Common unitholders	$31,614	$39,517	$4,859
Subordinated unitholders	$1,893	$5,506	$3,009

Weighted average common units outstanding	61,970,471	41,353,574	15,169,983
Weighted average subordinated units outstanding	5,919,346	5,919,346	5,175,384

Income per common unit - basic and diluted	$0.51	$0.96	$0.32

Income per subordinated unit - basic and diluted	$0.32	$0.93	$0.58

(1)         The income allocated to the general partner includes distributions to which it is entitled as the holder of incentive distribution rights (“IDRs”), which are described in Note 11.

The restricted units described in Note 11 were antidilutive for the years ended March 31, 2014, 2013, and 2012.

Note 4 — Acquisitions

Year Ended March 31, 2014

Gavilon Energy

On December 2, 2013, we completed a business combination in which we acquired Gavilon Energy. We paid $832.4 million of cash, net of cash acquired, in exchange for these assets and operations. The acquisition agreement also contemplates a post-closing adjustment to the purchase price for certain working capital items. We incurred and charged to general and administrative expense $5.3 million of costs during the year ended March 31, 2014 related to the acquisition of Gavilon Energy.

The assets of Gavilon Energy include crude oil terminals in Oklahoma, Texas, and Louisiana and a 50% interest in Glass Mountain, which owns a crude oil pipeline that originates in western Oklahoma and terminates in Cushing, Oklahoma. This pipeline became operational in February 2014. The operations of Gavilon Energy include the marketing of crude oil, refined products, ethanol, biodiesel, and natural gas liquids.

We are in the process of identifying and determining the fair value of the assets acquired and liabilities assumed in the acquisition of Gavilon Energy. The estimates of fair value reflected at March 31, 2014 are subject to change, and such changes could

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

be material. We expect to complete this process prior to finalizing our financial statements for the quarter ending September 30, 2014. We have preliminarily estimated the fair value of the assets acquired (and useful lives) and liabilities assumed as follows (in thousands):

Accounts receivable - trade	$349,529
Accounts receivable - affiliates	2,564
Inventories	107,430
Prepaid expenses and other current assets	68,322
Property, plant and equipment:
Crude oil tanks and related equipment (3—40 years)	77,429
Vehicles (3 years)	791
Information technology equipment (3—7 years)	4,046
Buildings and leasehold improvements (3—40 years)	7,716
Land	6,427
Linefill and tank bottoms	15,230
Other (7 years)	170
Construction in process	7,190
Goodwill	359,169
Intangible assets:
Customer relationships (10—20 years)	101,600
Lease agreements (1—5 years)	8,700
Investments in unconsolidated entities	178,000
Other noncurrent assets	9,918
Accounts payable - trade	(342,792)
Accounts payable - affiliates	(2,585)
Accrued expenses and other payables	(70,999)
Advance payments received from customers	(10,667)
Other noncurrent liabilities	(44,740)
Fair value of net assets acquired	$832,448

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill primarily represents the value of synergies between the acquired entity and the Partnership, the opportunity to use the acquired business as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

Our preliminary estimate of the fair value of investments in unconsolidated subsidiaries exceeds our share of the historical net book value of these subsidiaries’ net assets by approximately $70 million. This difference relates primarily to goodwill and customer relationships.

The acquisition method of accounting requires that executory contracts that are at unfavorable terms relative to current market conditions at the acquisition date be recorded as assets or liabilities in the acquisition accounting. Since certain crude oil storage lease commitments were at unfavorable terms relative to current market conditions, we recorded a liability of $12.9 million related to these lease commitments in the acquisition accounting, and we amortized $2.9 million of this balance through cost of sales during the period from the acquisition date through March 31, 2014. We will amortize the remainder of this liability over the term of the leases. The future amortization of this liability is shown below (in thousands):

Year Ending March 31,
2015	$6,500
2016	3,260
2017	300

As described in Note 14, on March 31, 2014, we assigned all of the storage and transportation contracts of the natural gas marketing business to a third party.  Since these contracts were at unfavorable terms relative to current market conditions, we paid $44.8 million to assign these contracts. We recorded a liability of $50.8 million related to these storage and transportation contracts in the acquisition accounting, and we amortized $6.0 million of this balance through cost of sales during the period from the acquisition date through the date we assigned the contracts.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

We recorded $3.2 million of employee severance expense during the year ended March 31, 2014 as a result of personnel changes subsequent to the acquisition of Gavilon Energy. In addition, certain personnel who were employees of Gavilon Energy are entitled to a bonus, half of which was payable upon successful completion of the business combination and the remainder of which is payable in December 2014. We are recording this as compensation expense over the vesting period. We recorded expense of $5.0 million during the year ended March 31, 2014 related to these bonuses, and we expect to record an additional expense of $6.6 million during the year ending March 31, 2015.

The operations of Gavilon Energy have been included in our consolidated statement of operations since Gavilon Energy was acquired on December 2, 2013. Our consolidated statement of operations for the year ended March 31, 2014 includes revenues of $2.9 billion and operating income of $11.0 million that were generated by the operations of Gavilon Energy.

Oilfield Water Lines, LP

On August 2, 2013, we completed a business combination with entities affiliated with OWL, whereby we acquired water disposal and transportation assets in Texas. We issued 2,463,287 common units, valued at $68.6 million, and paid $167.7 million of cash, net of cash acquired, in exchange for OWL. The acquisition agreements included a provision whereby the purchase price could have been increased if certain performance targets were achieved in the six months following the acquisition. These performance targets were not achieved, and therefore no increase to the purchase price was warranted. The acquisition agreements also contemplate a post-closing payment for certain working capital items. We incurred and charged to general and administrative expense $0.8 million of costs related to the OWL acquisition during the year ended March 31, 2014.

We have completed the process of identifying and determining the fair value of the long-lived assets acquired in the acquisition of OWL. We have not yet finalized any post-closing payment for certain working capital items, and such changes could be material. We expect to complete this process prior to finalizing our financial statements for the quarter ending June 30, 2014. We have preliminarily estimated the fair value of the assets acquired (and useful lives) and liabilities assumed as follows (in thousands):

Accounts receivable - trade	$7,268
Inventories	154
Prepaid expenses and other current assets	402
Property, plant and equipment:
Land	710
Water treatment facilities and equipment (3—30 years)	23,173
Vehicles (5—10 years)	8,157
Buildings and leasehold improvements (7—30 years)	2,198
Other (3—5 years)	53
Intangible assets:
Customer relationships (10 years)	110,000
Non-compete agreements (2.5 years)	2,000
Goodwill	89,699
Accounts payable - trade	(6,469)
Accrued expenses and other payables	(992)
Other noncurrent liabilities	(64)
Fair value of net assets acquired	$236,289

Consideration paid consists of the following (in thousands):

Cash paid, net of cash acquired	$167,732
Value of common units issued	68,557
Total consideration paid	$236,289

The customer relationships were valued using a variation of the income approach known as the excess earnings method. This methodology consists of deriving relevant cash flows to the underlying asset, and then deducting appropriate returns for other assets contributing to the generation of the relevant cash flows. This valuation methodology requires estimates of customer retention, which were based on our understanding of the level of competition in the region in which the assets operate. Our estimates of customer retention are also relevant to the determination of the estimated useful lives of the assets.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

The operations of OWL have been included in our consolidated statement of operations since OWL was acquired on August 2, 2013. Our consolidated statement of operations for the year ended March 31, 2014 includes revenues of $26.2 million and operating income of $0.9 million that was generated by the operations of OWL.

Other Water Solutions Acquisitions

During the year ended March 31, 2014, we completed four separate acquisitions of businesses to expand our water solutions operations in Texas. On a combined basis, we issued 222,381 common units, valued at $6.8 million, and paid $178.9 million of cash, net of cash acquired, in exchange for the assets and operations of these businesses. Our consolidated statement of operations for the year ended March 31, 2014 includes revenues of $20.6 million and operating income of $7.1 million that was generated by the operations of these acquisitions. We incurred and charged to general and administrative expense $0.4 million of costs related to these acquisitions during the year ended March 31, 2014.

We are in the process of identifying and determining the fair value of the assets acquired and liabilities assumed in these four business combinations. The estimates of fair value reflected at March 31, 2014 are subject to change, and such changes could be material. We expect to complete this process prior to finalizing our financial statements for the quarter ending September 30, 2014. We have preliminarily estimated the fair value of the assets acquired (and useful lives) and liabilities assumed as follows (in thousands):

Accounts receivable - trade	$2,391
Inventories	390
Prepaid expenses and other current assets	61
Property, plant and equipment:
Land	419
Vehicles (5—10 years)	90
Water treatment facilities and equipment (3—30 years)	24,933
Buildings and leasehold improvements (7—30 years)	3,036
Other (3—5 years)	13
Intangible assets:
Customer relationships (8—10 years)	72,000
Trade names (indefinite life)	3,325
Non-compete agreements (3 years)	260
Water facility development agreement (5 years)	14,000
Water facility option agreement	2,500
Goodwill	63,031
Accounts payable - trade	(382)
Accrued expenses and other payables	(300)
Other noncurrent liabilities	(114)
Fair value of net assets acquired	$185,653

Consideration paid consists of the following (in thousands):

Cash paid, net of cash acquired	$178,867
Value of common units issued	6,786
Total consideration paid	$185,653

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill primarily represents the value of synergies between the acquired entities and the

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

As part of one of these business combinations, we entered into an option agreement with the seller of the business whereby we had the option to purchase a salt water disposal facility that was under construction. We recorded an intangible asset of $2.5 million at the acquisition date related to this option agreement. On March 1, 2014, we purchased the saltwater disposal facility for additional cash consideration of $3.7 million. The assets associated with this facility are included in the data in the table above.

As part of one of these business combinations, we entered into a development agreement that provides us a first right of refusal to purchase disposal facilities that may be developed by the seller within a defined area in the Eagle Ford Basin through June 2018. On March 1, 2014, we purchased our first disposal facility pursuant to the development agreement for $21.0 million. The assets associated with this facility are included in the data in the table above. In addition, we have exercised our option to operate, for evaluation purposes, three additional disposal facilities developed by the seller. Pending the results of our evaluation, we have the right to purchase any or all of these facilities within the 90-day evaluation period.

Crude Oil Logistics Acquisitions

During the year ended March 31, 2014, we completed two separate acquisitions of businesses to expand our crude oil logistics business in Texas and Oklahoma. On a combined basis, we issued 175,211 common units, valued at $5.3 million, and paid $67.8 million of cash, net of cash acquired, in exchange for the assets and operations of these businesses. The agreement for the acquisition of one of these businesses contemplates a post-closing payment for certain working capital items. We incurred and charged to general and administrative expense during the year ended March 31, 2014 $0.1 million of costs related to these acquisitions.

We are in the process of identifying and determining the fair value of the assets acquired and liabilities assumed in these two business combinations. The estimates of fair value reflected at March 31, 2014 are subject to change, and such changes could be material. We expect to complete this process prior to finalizing our financial statements for the quarter ending June 30, 2014. We have preliminarily estimated the fair value of the assets acquired (and useful lives) and liabilities assumed as follows (in thousands):

Accounts receivable - trade	$1,235
Inventories	1,021
Prepaid expenses and other current assets	54
Property, plant and equipment:
Vehicles (5—10 years)	2,977
Buildings and leasehold improvements (5—30 years)	280
Crude oil tanks and related equipment (2—30 years)	3,462
Barges and towboats (20 years)	20,065
Other (3—5 years)	53
Intangible assets:
Customer relationships (3 years)	6,300
Non-compete agreements (3 years)	35
Trade names (indefinite life)	530
Goodwill	37,867
Accounts payable - trade	(665)
Accrued expenses and other payables	(124)
Fair value of net assets acquired	$73,090

Consideration paid consists of the following (in thousands):

Cash paid, net of cash acquired	$67,842
Value of common units issued	5,248
Total consideration paid	$73,090

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill primarily represents the value of synergies between the acquired entities and the

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

Retail Propane and Liquids Acquisitions

During the year ended March 31, 2014, we completed four acquisitions of retail propane businesses and the acquisition of four natural gas liquids terminals. On a combined basis, we paid $21.9 million of cash to acquire these assets and operations. The agreements for certain of these acquisitions contemplate post-closing payments for certain working capital items. We are in the process of identifying and determining the fair value of the assets acquired and liabilities assumed in certain of these business combinations, and as a result the estimates of fair value reflected at March 31, 2014 are subject to change.

Year Ended March 31, 2013

High Sierra Combination

On June 19, 2012, we completed a business combination with High Sierra, whereby we acquired all of the ownership interests in High Sierra. We paid $91.8 million of cash, net of $5.0 million of cash acquired, and issued 18,018,468 common units to acquire High Sierra Energy, LP. These common units were valued at $406.8 million using the closing price of our common units on the New York Stock Exchange (the “NYSE”) on the merger date. We also paid $97.4 million of High Sierra Energy, LP’s long-term debt and other obligations. Our general partner acquired High Sierra Energy GP, LLC by paying $50.0 million of cash and issuing equity. Our general partner then contributed its ownership interests in High Sierra Energy GP, LLC to us, in return for which we paid our general partner $50.0 million of cash and issued 2,685,042 common units to our general partner. We recorded the value of the 2,685,042 common units issued to our general partner at $8.0 million, which represents an estimate, in accordance with GAAP, of the fair value of the equity issued by our general partner to the former owners of High Sierra’s general partner. In accordance with the GAAP fair value model, this fair value was estimated based on assumptions of future distributions and a discount rate that a hypothetical buyer might use. Under this model, the potential for distribution growth resulting from the prospect of future acquisitions and capital expansion projects would not be considered in the fair value calculation. The difference between the estimated fair value of the general partner interests issued by our general partner of $8.0 million, calculated as described above, and the fair value of the common units issued to our general partner of $60.6 million, as calculated using the closing price of the common units on the NYSE, is reported as a reduction to equity. We incurred and charged to general and administrative expense during the years ended March 31, 2013 $3.7 million of costs related to the High Sierra transaction. We also incurred or accrued costs of $0.6 million related to the equity issuance that we charged to equity.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

The fair values of the assets acquired and liabilities assumed in our acquisition of High Sierra are summarized below (in thousands):

Accounts receivable - trade	$395,311
Accounts receivable - affiliates	7,724
Inventories	43,575
Derivative assets	10,646
Forward purchase and sale contracts	34,717
Prepaid expenses and other current assets	11,131
Property, plant and equipment:
Land	5,723
Vehicles (5—10 years)	22,507
Water treatment facilities and equipment (3—30 years)	64,057
Crude oil tanks and related equipment (2—15 years)	17,851
Buildings and leasehold improvements (5—30 years)	19,145
Information technology equipment (3 years)	5,541
Other (2—30 years)	11,010
Construction in progress	9,621
Intangible assets:
Customer relationships (5—17 years)	245,000
Lease contracts (1—10 years)	12,400
Trade names (indefinite)	13,000
Goodwill	220,884
Accounts payable - trade	(417,369)
Accounts payable - affiliates	(9,014)
Advance payments received from customers	(1,237)
Accrued expenses and other payables	(35,611)
Derivative liabilities	(5,726)
Forward purchase and sale contracts	(18,680)
Long-term debt	(2,537)
Other noncurrent liabilities	(3,224)
Noncontrolling interest in consolidated subsidiary	(2,400)
Consideration paid, net of cash acquired	$654,045

Consideration paid consists of the following (in thousands):

Cash paid, net of cash acquired	$239,251
Value of common units issued, net of issurance costs	414,794
Total consideration paid	$654,045

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Pecos Combination

On November 1, 2012, we completed a business combination whereby we acquired Pecos Gathering & Marketing, L.L.C. and certain of its affiliated companies (collectively, “Pecos”). The business of Pecos consists primarily of crude oil marketing and logistics operations in Texas and New Mexico. We paid $132.4 million of cash (net of cash acquired) and assumed certain obligations with a value of $10.2 million under certain equipment financing facilities. Also on November 1, 2012, we entered into a call agreement with the former owners of Pecos pursuant to which the former owners of Pecos agreed to purchase a minimum of $45.0 million or a maximum of $60.0 million of common units from us. On November 12, 2012, the former owners purchased 1,834,414 common units from us for $45.0 million pursuant to this call agreement. We incurred and charged to general and administrative expense during the year ended March 31, 2013 $0.6 million of costs related to the Pecos combination.

The following table presents the final calculation of the fair value of the assets acquired (and useful lives) and liabilities assumed in the acquisition of Pecos:

		Estimated at
		March 31,
	Final	2013	Change
	(in thousands)
Accounts receivable - trade	$73,609	$73,704	$(95)
Inventories	1,903	1,903	—
Prepaid expenses and other current assets	1,426	1,426	—
Property, plant and equipment:
Vehicles (5—10 years)	22,097	19,193	2,904
Buildings and leasehold improvements (5—30 years)	1,339	1,248	91
Crude oil tanks and related equipment (2—15 years)	1,099	913	186
Land	223	224	(1)
Other (3—5 years)	36	177	(141)
Intangible assets:
Customer relationships	—	8,000	(8,000)
Trade names (indefinite life)	900	1,000	(100)
Goodwill	91,747	86,661	5,086
Accounts payable - trade	(50,795)	(50,808)	13
Accrued expenses and other payables	(963)	(1,020)	57
Long-term debt	(10,234)	(10,234)	—
Fair value of net assets acquired	$132,387	$132,387	$—

Consideration paid consists of the following (in thousands):

Cash paid, net of cash acquired	$87,444
Value of common units issued	44,943
Total consideration paid	$132,387

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

Third Coast Combination

On December 31, 2012, we completed a business combination transaction whereby we acquired all of the membership interests in Third Coast Towing, LLC (“Third Coast”) for $43.0 million in cash. The business of Third Coast consists primarily of transporting crude oil via barge. Also on December 31, 2012, we entered into a call agreement with the former owners of Third Coast pursuant to which the former owners of Third Coast agreed to purchase a minimum of $8.0 million or a maximum of $10.0 million of

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

common units from us. On January 11, 2013, the former owners of Third Coast purchased 344,680 common units from us for $8.0 million pursuant to this agreement.

During the year ended March 31, 2014, we completed the acquisition accounting for this business combination. The following table presents the final calculation of the fair value of the assets acquired (and useful lives) and liabilities assumed in the acquisition of Third Coast:

		Estimated at
		March 31,
	Final	2013	Change
	(in thousands)
Accounts receivable - trade	$2,195	$2,248	$(53)
Inventories	140	140	—
Property, plant and equipment:
Barges and towboats (20 years)	17,711	12,883	4,828
Other	—	30	(30)
Intangible assets:
Customer relationships (3 years)	3,000	4,000	(1,000)
Trade names (indefinite life)	850	500	350
Goodwill	18,847	22,551	(3,704)
Other noncurrent assets	2,733	2,733	—
Accounts payable - trade	(2,429)	(2,048)	(381)
Accrued expenses and other payables	(164)	(154)	(10)
Fair value of net assets acquired	$42,883	$42,883	$—

Consideration paid consists of the following (in thousands):

Cash paid, net of cash acquired	$35,000
Value of common units issued	7,883
Total consideration paid	$42,883

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

Other Crude Oil Logistics and Water Solutions Business Combinations

During the year ended March 31, 2013, we completed four separate acquisitions to expand the assets and operations of our crude oil logistics and water solutions businesses. On a combined basis, we paid $52.6 million in cash and assumed $1.3 million of long-term debt in the form of non-compete agreements. We also issued 516,978 common units, valued at $12.4 million, as partial consideration for one of these acquisitions. We incurred and charged to general and administrative expense during the year ended March 31, 2013 $0.3 million of costs related to these acquisitions.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

During the year ended March 31, 2014, we completed the acquisition accounting for these business combinations. The following table presents the final calculation of the fair value of the assets acquired (and useful lives) and liabilities assumed in the acquisition of these businesses:

		Estimated at
		March 31,
	Final	2013	Change
	(in thousands)
Accounts receivable - trade	$2,676	$2,660	$16
Inventories	191	191	—
Prepaid expenses and other current assets	737	738	(1)
Property, plant and equipment:
Land	218	191	27
Vehicles (5—10 years)	853	771	82
Water treatment facilities and equipment (3—30 years)	13,665	13,322	343
Buildings and leasehold improvements (5—30 years)	895	2,233	(1,338)
Crude oil tanks and related equipment (2—15 years)	4,510	1,781	2,729
Other (3—5 years)	27	2	25
Construction in progress	490	693	(203)
Intangible assets:
Customer relationships (5—10 years)	13,125	6,800	6,325
Non-compete agreements (3 years)	164	510	(346)
Trade names (indefinite life)	2,100	500	1,600
Goodwill	34,451	43,822	(9,371)
Accounts payable - trade	(3,374)	(3,374)	—
Accrued expenses and other payables	(1,914)	(2,026)	112
Notes payable	(1,340)	(1,340)	—
Other noncurrent liabilities	(156)	(156)	—
Noncontrolling interest	(2,333)	(2,333)	—
Fair value of net assets acquired	$64,985	$64,985	$—

Consideration paid consists of the following (in thousands):

Cash paid, net of cash acquired	$52,552
Value of common units issued	12,433
Total consideration paid	$64,985

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Retail Propane Combinations During the Year Ended March 31, 2013

During the year ended March 31, 2013, we entered into six separate business combination agreements to acquire retail propane and distillate operations, primarily in the northeastern and southeastern United States. On a combined basis, we paid cash of $71.4 million and issued 850,676 common units, valued at $18.9 million, in exchange for these assets. We also assumed $6.6 million of long-term debt in the form of non-compete agreements. We incurred and charged to general and administrative expense during the year ended March 31, 2013 $0.3 million related to these acquisitions. The fair values of the assets acquired and liabilities assumed in these six combinations are as follows (in thousands):

Accounts receivable - trade	$8,715
Inventory	5,155
Other current assets	1,228
Property, plant and equipment:
Land	1,945
Retail propane equipment (5—20 years)	28,763
Vehicles (5 years)	11,344
Buildings and leasehold improvements (30 years)	7,052
Other	1,201
Intangible assets:
Customer relationships (10—15 years)	16,890
Trade names (indefinite)	2,924
Non-compete agreements (5 years)	1,387
Goodwill	21,983
Other non-current assets	784
Long-term debt, including current portion	(6,594)
Other assumed liabilities	(12,511)
Fair value of net assets acquired	$90,266

Consideration paid consists of the following (in thousands):

Cash consideration paid	$71,392
Value of common units issued	18,874
Total consideration	$90,266

Goodwill represents the excess of the estimated consideration paid for the acquired businesses over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. We estimated the useful life of the customer relationships by reference to historical customer retention data.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Pro Forma Results of Operations (Unaudited)

As described above, we completed a number of acquisitions during the years ended March 31, 2014 and 2013. The operations of each acquired business have been included in our consolidated results of operations since the date of acquisition of the business. The unaudited pro forma consolidated data presented below has been prepared as if the following acquisitions had been completed on April 1, 2012:

•                  High Sierra;

•                  Pecos;

•                  Third Coast;

•                  OWL; and

•                  Gavilon Energy.

The unaudited pro forma consolidated data presented below has also been prepared as if the following transactions, which are described in Notes 8 and 11 to these consolidated financial statements, had been completed on April 1, 2012:

•                  Our sale of common units in December 2013 in a private placement;

•                  The amendment of our Credit Agreement in November 2013;

•                  Our issuance of senior unsecured notes in October 2013;

•                  Our sale of common units in September 2013 in a public offering;

•                  The sale of common units in a public offering in July 2013;

•                  Our entry into the Credit Agreement in June 2012; and

•                  Our issuance of senior notes in June 2012.

	Year Ended March 31,
	2014	2013
	(in thousands, except per unit amounts)
Revenues	$9,800,398	$5,697,988
Net income (loss)	798	(72,171)
Net loss attributable to limited partners	(14,446)	(75,251)
Basic and diluted loss per common unit	(0.18)	(0.95)
Basic and diluted loss per subordinated unit	(0.18)	(0.95)

The pro forma consolidated data in the table above was prepared by adding historical results of operations of acquired businesses to our historical results of operations and making certain pro forma adjustments. The pro forma information is not necessarily indicative of the results of operations that would have occurred if the transactions had occurred on April 1, 2012, nor is it necessarily indicative of future results of operations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Gavilon Energy historically conducted trading operations, whereas we operate as a logistics business. Gavilon Energy’s historical results of operations were subject to more volatility as a result of its trading operations than we would expect future results of operations to have under our business model. In the pro forma data in the table above, no pro forma effect was given to the change in business model from a trading business to a logistics business. Gavilon Energy historically recorded revenues net of product costs. In the pro forma table above, no pro forma effect was given to the fact that this accounting policy is different than our accounting policy.

The pro forma net loss for the year ended March 31, 2013 in the table above includes $4.8 million of expense related to the retirement of a liability associated with a business combination that OWL completed prior to our acquisition of OWL. This non-recurring expense is not excluded from the pro forma net loss, as it does not directly result from our acquisition of OWL.

The pro forma net loss for the year ended March 31, 2014 shown in the table above reflects depreciation and amortization expense estimates which are preliminary, as our identification of the assets and liabilities acquired, and the fair value determinations thereof, for the business combination with Gavilon Energy have not been completed.

The pro forma losses per unit have been computed based on earnings or losses allocated to the limited partners after deducting the total earnings allocated to the general partner. To calculate earnings attributable to the general partner, we have used historical distribution amounts. For purposes of this calculation, we have assumed that the common units outstanding at March 31, 2014 were outstanding during the full years presented above.

Year Ended March 31, 2012

Osterman

On October 3, 2011, we completed a business combination transaction with Osterman, whereby we acquired retail propane operations in the northeastern United States. We issued 4,000,000 common units and paid $94.9 million of cash, net of cash acquired, in exchange for the assets and operations of Osterman. The agreement also contemplated a post-closing payment of $4.8 million for certain specified working capital items, which was paid in November 2012. We valued the 4 million limited partner common units at $81.9 million based on the closing price of our common units on the closing date ($20.47 per unit). We incurred and charged to general and administrative expense during the year ended March 31, 2012 $0.8 million of costs incurred in connection with the Osterman transaction. We also incurred costs related to the equity issuance of $0.1 million that we charged to equity. The following table presents the final allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values (in thousands):

Accounts receivable - trade	$9,350
Inventories	3,869
Prepaid expenses and other current assets	215
Property, plant and equipment:
Land	2,349
Retail propane equipment (15—20 years)	47,160
Vehicles (5—20 years)	7,699
Buildings and leasehold improvements (30 years)	3,829
Other (3—5 years)	732
Intangible assets:
Customer relationships (20 years)	54,500
Trade names (indefinite life)	8,500
Non-compete agreements (7 years)	700
Goodwill	52,267
Assumed liabilities	(9,654)
Consideration paid, net of cash acquired	$181,516

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Consideration paid consists of the following (in thousands):

Cash paid at closing, net of cash acquired	$94,873
Fair value of common units issued at closing	81,880
Working capital payment (paid in November 2012)	4,763
Consideration paid, net of cash acquired	$181,516

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. We estimated the useful life of the customer relationships by reference to historical customer retention data.

SemStream

On November 1, 2011, we completed a business combination with SemStream. We entered into this business combination in order to expand our liquids segment. SemStream contributed substantially all of its natural gas liquids business and assets to us in exchange for 8,932,031 of our limited partner common units and a cash payment of $91.0 million. We have valued the 8.9 million limited partner common units at $184.8 million, based on the closing price of our common units on the closing date ($21.07) reduced by the expected present value of distributions for certain units which were not eligible for full distributions until the quarter ending September 30, 2012. In addition, in exchange for a cash contribution, SemStream acquired a 7.5% interest in our general partner. We incurred and charged to general and administrative expense during the year ended March 31, 2012 $0.7 million of costs related to the SemStream transaction. We also incurred costs of less than $0.1 million related to the equity issuance that we charged to equity.

The acquired assets included 12 natural gas liquids terminals in Arizona, Arkansas, Indiana, Minnesota, Missouri, Montana, Washington and Wisconsin, 12 million gallons of aboveground propane storage, 3.7 million barrels of underground leased storage for natural gas liquids and a rail fleet of 350 leased and 12 owned cars.

We have included the results of SemStream’s operations in our consolidated financial statements beginning November 1, 2011. The operations of SemStream are reflected in our liquids segment.

The following table presents the fair values of the assets acquired and liabilities assumed in the SemStream combination (in thousands):

Inventories	$104,226
Derivative assets	3,578
Assets held for sale	3,000
Prepaid expenses and other current assets	9,833
Property, plant and equipment:
Land	3,470
Natural gas liquids terminal assets (20—30 years)	41,434
Vehicles and railcars (5 years)	470
Other (5 years)	3,326
Investment in capital lease	3,112
Intangible assets:
Customer relationships (8—15 years)	31,950
Lease contracts (1—4 years)	1,008
Goodwill	74,924
Assumed current liabilities	(4,591)
Consideration paid	$275,740

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired operations and the Partnership, the opportunity to use the acquired businesses as a platform to expand our wholesale marketing operations, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. We estimated the useful life of the customer relationships by reference to historical customer retention data.

Pacer Combination

On January 3, 2012, we completed a business combination with Pacer in order to expand our retail propane operations. The combination was funded with cash of $32.2 million and the issuance of 1.5 million common units. We valued the 1.5 million common units based on the closing price of our common units on the closing date. We incurred and charged to general and administrative expense during the year ended March 31, 2012 $0.7 million of costs related to the Pacer transaction. We also incurred costs of $0.1 million related to the equity issuance that we charged to equity.

The assets contributed by Pacer consist of retail propane operations in Colorado, Illinois, Mississippi, Oregon, Utah and Washington. The contributed assets include 17 owned or leased customer service centers and satellite distribution locations. We have included the results of Pacer’s operations in our consolidated financial statements beginning January 3, 2012. The operations of Pacer are reported within our retail propane segment.

Consideration paid consists of the following (in thousands):

Cash	$32,213
Common units	30,375
Consideration paid	$62,588

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values (in thousands):

Accounts receivable - trade	$4,389
Inventories	965
Prepaid expenses and other current assets	43
Property, plant and equipment:
Land	1,967
Retail propane equipment (15—20 years)	12,793
Vehicles (5 years)	3,090
Buildings and leasehold improvements (30 years)	409
Other (3—5 years)	59
Intangible assets:
Customer relationships (15 years)	23,560
Trade names (indefinite life)	2,410
Non-compete agreements	1,520
Goodwill	15,782
Assumed liabilities	(4,399)
Consideration paid	$62,588

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. We estimated the useful life of the customer relationships by reference to historical customer retention data.

North American Combination

On February 3, 2012, we completed a business combination with North American in order to expand our retail propane operations. The combination was funded with cash of $69.8 million. We incurred and charged to general and administrative expense during the year ended March 31, 2012 $1.6 million of costs related to the North American acquisition.

The assets acquired from North American include retail propane and distillate operations in Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, Pennsylvania, and Rhode Island.

The following table presents the allocation of the acquisition costs to the assets acquired and liabilities assumed, based on their fair values (in thousands):

Accounts receivable - trade	$10,338
Inventories	3,437
Prepaid expenses and other current assets	282
Property, plant and equipment:
Land	2,251
Retail propane equipment (15—20 years)	24,790
Natural gas liquids terminal assets (15—20 years)	1,044
Vehicles (5—15 years)	5,819
Buildings and leasehold improvements (30 years)	2,386
Other (3—5 years)	634
Intangible assets:
Customer relationships (10 years)	12,600
Trade names (10 years)	2,700
Non-compete agreements (3 years)	700
Goodwill	13,978
Assumed liabilities	(11,129)
Consideration paid	$69,830

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. We estimated the useful life of the customer relationships by reference to historical customer retention data.

Other Acquisitions

During the year ended March 31, 2012, we closed three additional acquisitions for cash payments of $6.4 million on a combined basis. We also assumed $0.6 million in long-term debt in the form of non-compete agreements. These operations have been included in our results of operations since the acquisition dates, and have not been material to our consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Note 5 — Property, Plant and Equipment

Our property, plant and equipment consists of the following:

	March 31,
		2013
Description and Estimated Useful Lives	2014	(Note 2)
	(in thousands)
Natural gas liquids terminal assets (2—30 years)	$75,141	$63,637
Retail propane equipment (2—30 years)	160,758	152,802
Vehicles (3—25 years)	152,676	88,173
Water treatment facilities and equipment (3—30 years)	180,985	91,944
Crude oil tanks and related equipment (2—40 years)	106,125	22,577
Barges and towboats (5—40 years)	52,217	25,963
Information technology equipment (3—7 years)	20,768	12,169
Buildings and leasehold improvements (3—40 years)	60,004	48,975
Land	30,241	21,815
Linefill and tank bottoms	13,403	—
Other (5—30 years)	6,341	16,104
Construction in progress	80,251	32,405
	938,910	576,564
Less: Accumulated depreciation	(109,564)	(50,127)
Net property, plant and equipment	$829,346	$526,437

Depreciation expense was $59.9 million, $39.2 million and $10.6 million during the years ended March 31, 2014, 2013 and 2012, respectively. During the year ended March 31, 2014, we capitalized $0.7 million of interest expense.

Note 6 — Goodwill

The changes in the balance of goodwill were as follows:

	Year Ended March 31,
	2014	2013	2012
	(in thousands)
Beginning of period, as retrospectively adjusted (Note 2)	$555,220	$167,245	$8,568
Acquisitions	551,786	387,975	158,677
End of period, as retrospectively adjusted (Note 2)	$1,107,006	$555,220	$167,245

Goodwill by reportable segment is as follows:

	March 31,
	2014	2013
	(in thousands)
Crude oil logistics	$606,383	$246,345
Water solutions	262,203	109,470
Liquids	90,135	87,136
Retail propane	114,285	112,269
Refined products	22,000	—
Renewables	12,000	—
	$1,107,006	$555,220

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Note 7 — Intangible Assets

Our intangible assets consist of the following:

		March 31, 2014		March 31, 2013
				Gross Carrying
	Amortizable	Gross Carrying	Accumulated	Amount	Accumulated
	Lives	Amount	Amortization	(Note 2)	Amortization
			(in thousands)
Amortizable -
Customer relationships (1)	3–20 years	$697,405	$83,261	$405,160	$30,959
Water facility development agreement	5 years	14,000	2,100	—	—
Lease and other agreements	5–8 years	23,920	13,190	15,210	7,018
Non-compete agreements	2–7 years	14,161	6,388	11,509	2,871
Trade names	1–10 years	15,489	3,081	2,784	326
Debt issuance costs	5–10 years	44,089	8,708	19,494	2,981
Total amortizable		809,064	116,728	454,157	44,155

Non-amortizable -
Trade names		22,620		31,430
Total		$831,684	$116,728	$485,587	$44,155

(1)         The weighted-average remaining amortization period for customer relationship intangible assets is approximately nine years.

Amortization expense was as follows:

	Year Ended March 31,
Recorded in	2014	2013	2012
	(in thousands)
Depreciation and amortization	$60,855	$29,657	$4,538
Cost of sales	6,172	5,285	800
Interest expense	5,727	3,375	1,277
Loss on early extinguishment of debt	—	5,769	—
	$72,754	$44,086	$6,615

Expected amortization of our intangible assets is as follows (in thousands):

Year Ending March 31,
2015	$88,970
2016	83,449
2017	76,826
2018	72,857
2019	66,826
Thereafter	303,408
$692,336

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Note 8 — Long-Term Obligations

Our long-term debt consists of the following:

	March 31,
	2014	2013
	(in thousands)
Revolving credit facility —
Expansion capital loans	$532,500	$441,500
Working capital loans	389,500	36,000
Senior notes	250,000	250,000
Unsecured notes	450,000	—
Other notes payable	14,914	21,562
	1,636,914	749,062

Less - current maturities	7,080	8,626
Long-term debt	$1,629,834	$740,436

Credit Agreement

On June 19, 2012, we entered into a credit agreement (as amended, the “Credit Agreement”) with a syndicate of banks. The Credit Agreement includes a revolving credit facility to fund working capital needs (the “Working Capital Facility”) and a revolving credit facility to fund acquisitions and expansion projects (the “Expansion Capital Facility,” and together with the Working Capital Facility, the “Revolving Credit Facility”).

The Working Capital Facility had a total capacity of $935.5 million for cash borrowings and letters of credit at March 31, 2014. At March 31, 2014, we had outstanding cash borrowings of $389.5 million and outstanding letters of credit of $270.6 million on the Working Capital Facility. The Expansion Capital Facility had a total capacity of $785.5 million for cash borrowings at March 31, 2014. At March 31, 2014, we had outstanding cash borrowings of $532.5 million on the Expansion Capital Facility. The capacity available under the Working Capital Facility may be limited by a “borrowing base,” as defined in the Credit Agreement, which is calculated based on the value of certain working capital items at any point in time.

The commitments under the Credit Agreement expire on November 5, 2018. We have the right to pre-pay outstanding borrowings under the Credit Agreement without incurring any penalties, and pre-payments of principal may be required if we enter into certain transactions to sell assets or obtain new borrowings.

All borrowings under the Credit Agreement bear interest, at our option, at (i) an alternate base rate plus a margin of 0.50% to 1.50% per annum or (ii) an adjusted LIBOR rate plus a margin of 1.50% to 2.50% per annum. The applicable margin is determined based on our consolidated leverage ratio, as defined in the Credit Agreement. At March 31, 2014, the interest rate in effect on outstanding LIBOR borrowings was 1.91%, calculated as the LIBOR rate of 0.16% plus a margin of 1.75%. At March 31, 2014, the interest rate in effect on letters of credit was 1.75%. Commitment fees are charged at a rate ranging from 0.38% to 0.50% on any unused credit. At March 31, 2014, our outstanding borrowings and interest rates under our Revolving Credit Facility were as follows (dollars in thousands):

	Amount	Rate
Expansion capital facility —
LIBOR borrowings	$532,500	1.91%
Working capital facility —
LIBOR borrowings	358,000	1.91%
Base rate borrowings	31,500	4.00%

The Credit Agreement is secured by substantially all of our assets. The Credit Agreement specifies that our “leverage ratio,” as defined in the Credit Agreement, cannot exceed 4.25 to 1.0 at any quarter end. At March 31, 2014, our leverage ratio was approximately 3 to 1. The Credit Agreement also specifies that our “interest coverage ratio,” as defined in the Credit Agreement,

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

cannot be less than 2.75 to 1 as of the last day of any fiscal quarter. At March 31, 2014, our interest coverage ratio was approximately 7 to 1.

The Credit Agreement contains various customary representations, warranties, and additional covenants, including, without limitation, limitations on fundamental changes and limitations on indebtedness and liens. Our obligations under the Credit Agreement may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) a breach by the Partnership or its subsidiaries of any material representation or warranty or any covenant made in the Credit Agreement, or (iii) certain events of bankruptcy or insolvency.

At March 31, 2014, we were in compliance with the covenants under the Credit Agreement.

Senior Notes

On June 19, 2012, we entered into a note purchase agreement (as amended, the “Note Purchase Agreement”) whereby we issued $250.0 million of senior notes in a private placement (the “Senior Notes”). The Senior Notes have an aggregate principal amount of $250.0 million and bear interest at a fixed rate of 6.65%. Interest is payable quarterly. The Senior Notes are required to be repaid in semi-annual installments of $25.0 million beginning on December 19, 2017 and ending on the maturity date of June 19, 2022. We have the option to pre-pay outstanding principal, although we would incur a pre-payment penalty. The Senior Notes are secured by substantially all of our assets and rank equal in priority with borrowings under the Credit Agreement.

The Note Purchase Agreement contains various customary representations, warranties, and additional covenants that, among other things, limit our ability to (subject to certain exceptions): (i) incur additional debt, (ii) pay dividends and make other restricted payments, (iii) create or permit certain liens, (iv) create or permit restrictions on the ability of certain of our subsidiaries to pay dividends or make other distributions to us, (v) enter into transactions with affiliates, (vi) enter into sale and leaseback transactions and (vii) consolidate or merge or sell all or substantially all or any portion of our assets. In addition, the Note Purchase Agreement contains the same leverage ratio and interest coverage ratio requirements as our Credit Agreement, which are described above.

The Note Purchase Agreement provides for customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) non-payment of principal or interest, (ii) breach of certain covenants contained in the Note Purchase Agreement or the Senior Notes, (iii) failure to pay certain other indebtedness or the acceleration of certain other indebtedness prior to maturity if the total amount of such indebtedness unpaid or accelerated exceeds $10.0 million, (iv) the rendering of a judgment for the payment of money in excess of $10.0 million, (v) the failure of the Note Purchase Agreement, the Senior Notes, or the guarantees by the subsidiary guarantors to be in full force and effect in all material respects and (vi) certain events of bankruptcy or insolvency. Generally, if an event of default occurs (subject to certain exceptions), the trustee or the holders of at least 51% in aggregate principal amount of the then outstanding Senior Notes of any series may declare all of the Senior Notes of such series to be due and payable immediately.

At March 31, 2014, we were in compliance with the covenants under the Note Purchase Agreement and the Senior Notes.

Unsecured Notes

On October 16, 2013, we issued $450.0 million of 6.875% senior unsecured notes (the “Unsecured Notes”) in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 144A and Regulation S under the Securities Act. We received net proceeds of $438.4 million, after the initial purchasers’ discount of $10.1 million and estimated offering costs of $1.5 million. We used the net proceeds to reduce the outstanding balance on our Revolving Credit Facility.

The Unsecured Notes mature on October 15, 2021. Interest is payable on April 15 and October 15 of each year. We have the right to redeem the Unsecured Notes prior to the maturity date, although we would be required to pay a premium for early redemption.

The purchase agreement and the indenture governing the Unsecured Notes contain various customary representations, warranties, and additional covenants, including, without limitation, limitations on fundamental changes and limitations on indebtedness and liens. Our obligations under the purchase agreement and the indenture may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) experiencing an event of default on certain other debt agreements, or (iii) certain events of bankruptcy or insolvency.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

At March 31, 2014, we were in compliance with the covenants under the Unsecured Notes.

We also entered into a registration rights agreement whereby we have committed to exchange the Unsecured Notes for a new issue of notes registered under the Securities Act that has substantially identical terms to the Unsecured Notes on or before October 16, 2014. If we are unable to fulfill this obligation, we would be required to pay liquidated damages to the holders of the Unsecured Notes.

Other Notes Payable

We have executed various non-interest bearing notes payable, primarily related to non-compete agreements entered into in connection with acquisitions of businesses. We also have certain notes payable related to equipment financing, which have interest rates ranging from 2.1% to 4.9% at March 31, 2014.

Debt Maturity Schedule

The scheduled maturities of our long-term debt are as follows at March 31, 2014:

	Revolving			Other
	Credit	Senior	Unsecured	Notes
Year Ending March 31,	Facility	Notes	Notes	Payable	Total
			(in thousands)
2015	$—	$—	$—	$7,081	$7,081
2016	—	—	—	3,614	3,614
2017	—	—	—	2,356	2,356
2018	—	25,000	—	1,449	26,449
2019	922,000	50,000	—	238	972,238
Thereafter	—	175,000	450,000	176	625,176
	$922,000	$250,000	$450,000	$14,914	$1,636,914

Previous Credit Facilities

On June 19, 2012, we made a principal payment of $306.8 million to retire our previous revolving credit facility. Upon retirement of this facility, we wrote off the portion of the debt issuance cost asset that had not yet been amortized. This expense is reported as “Loss on early extinguishment of debt” in our consolidated statement of operations for the year ended March 31, 2013.

Note 9 — Income Taxes

We believe that we qualify as a partnership for income tax purposes. As such, we generally do not pay United States federal income tax. Rather, each owner reports his or her share of our income or loss on his or her individual tax return. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined, as we do not have access to information regarding each partner’s basis in the Partnership.

We have certain taxable corporate subsidiaries in the United States and Canada. In addition, our operations in Texas are subject to a state franchise tax that is calculated based on revenues net of cost of sales.

A publicly traded partnership is required to generate at least 90% of its gross income (as defined for federal income tax purposes) from certain qualifying sources. Income generated by our taxable corporate subsidiaries is excluded from this qualifying income calculation. Although we routinely generate income outside of our corporate subsidiaries that is non-qualifying, we believe that at least 90% of our gross income has been qualifying income for each of the calendar years since our IPO.

We evaluate uncertain tax positions for recognition and measurement in the consolidated financial statements. To recognize a tax position, we determine whether it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. We had no material uncertain tax positions that required recognition in the consolidated financial statements at March 31, 2014.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Note 10 — Commitments and Contingencies

Legal Contingencies

We are party to various claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of our management, the ultimate resolution of these claims, legal actions, and complaints, after consideration of amounts accrued, insurance coverage, and other arrangements, will not have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, the outcome of such matters is inherently uncertain, and estimates of our liabilities may change materially as circumstances develop.

Customer Dispute

A customer of our crude oil logistics segment has disputed the transportation rate schedule we used to bill the customer for services that we provided from November 2012 through February 2013, which was the same rate schedule that Pecos used to bill the customer from April 2011 through October 2012 (prior to our acquisition of Pecos). The customer has not paid $1.7 million of the amount we charged for services we provided from November 2012 through February 2013. In May 2013, we filed a petition in the District Court of Harris County, Texas seeking to collect these unpaid fees from the customer. Later in May 2013, the customer filed an answer and counterclaim seeking to recover $5.5 million that it paid to Pecos prior to our acquisition of Pecos. We have not recorded revenue for the $1.7 million of unpaid fees charged from November 2012 through February 2013, pending resolution of the dispute.

During August 2013, the customer notified us that it intended to withhold payment of $3.3 million for services performed by us during the period from June 2013 through August 2013, pending resolution of the dispute, although the customer has not disputed the validity of the amounts billed for services performed during this time frame. Upon receiving this notification, we ceased providing services under this contract, and on November 5, 2013, we filed a petition in the District Court of Harris County, Texas seeking to collect these unpaid fees from the customer. We are not able to reliably predict the outcome of this dispute at this time, but we do not believe the outcome will have a material adverse effect on our consolidated financial position or results of operations.

Canadian Fuel and Sales Taxes

The taxing authority of a province in Canada completed an audit of fuel and sales tax payments and alleged that an entity we acquired should have collected from customers and remitted to the taxing authority fuel and sales taxes on certain historical sales. We recorded in the acquisition accounting a liability of $0.8 million (net of receivables for expected recoveries from other parties). We now believe this matter is resolved, and we removed the liability from our consolidated balance sheet and recorded a corresponding reduction to cost of sales during the year ended March 31, 2014.

Environmental Matters

Our operations are subject to extensive federal, state, and local environmental laws and regulations. Although we believe our operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in our business, and there can be no assurance that significant costs will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs. Accordingly, we have adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials designed to prevent material environmental or other damage, and to limit the financial liability that could result from such events. However, some risk of environmental or other damage is inherent in our business.

Asset Retirement Obligations

We have recorded a liability of $2.3 million at March 31, 2014 for asset retirement obligations. This liability is related to wastewater disposal facilities and crude oil facilities for which we have contractual and regulatory obligations to perform remediation and, in some instances, dismantlement and removal activities when the assets are retired.

In addition to the obligations described above, we may be obligated to remove facilities or perform other remediation upon retirement of certain other assets. However, we do not believe the present value of these asset retirement obligations, under current laws and regulations, after taking into consideration the estimated lives of our facilities, is material to our consolidated financial position or results of operations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Operating Leases

We have executed various noncancelable operating lease agreements for product storage, office space, vehicles, real estate, and equipment. Future minimum lease payments under contractual commitments at March 31, 2014 are as follows (in thousands):

Year Ending March 31,
2015	$133,170
2016	93,454
2017	64,209
2018	49,802
2019	29,213
Thereafter	58,182
Total	$428,030

Rental expense relating to operating leases was $98.3 million, $84.2 million, and $5.2 million during the years ended March 31, 2014, 2013, and 2012, respectively.

Sales and Purchase Contracts

We have entered into sales and purchase contracts for products to be delivered in future periods for which we expect the parties to physically settle the contracts with inventory. At March 31, 2014, we had the following such commitments outstanding:

	Volume	Value
	(in thousands)
Natural gas liquids fixed-price purchase commitments (gallons)	31,111	$39,117
Natural gas liquids floating-price purchase commitments (gallons)	522,947	618,293
Natural gas liquids fixed-price sale commitments (gallons)	63,944	77,682
Natural gas liquids floating-price sale commitments (gallons)	272,495	395,095
Crude oil fixed-price purchase commitments (barrels)	4,016	364,557
Crude oil fixed-price sale commitments (barrels)	3,574	324,765

We account for the contracts shown in the table above as normal purchases and normal sales. Under this accounting policy election, we do not record the contracts at fair value at each balance sheet date; instead, we record the purchase or sale at the contracted value once the delivery occurs. Contracts in the table above may have offsetting derivative contracts (described in Note 12) or inventory positions (described in Note 2).

Certain other forward purchase and sale contracts do not qualify for the normal purchase and normal sale election. These contracts are recorded at fair value on our consolidated balance sheet and are not included in the data in the table above. These contracts are included in the derivative disclosures in Note 12, and represent $43.5 million of our prepaid expenses and other current assets and $34.6 million of our accrued expenses and other payables at March 31, 2014.

Note 11 — Equity

Partnership Equity

The Partnership’s equity consists of a 0.1% general partner interest and a 99.9% limited partner interest. Limited partner equity includes common and subordinated units. The common and subordinated units share equally in the allocation of income or loss. The principal difference between common and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

We expect the subordination period to end in August 2014. When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis and the common units will no longer be entitled to arrearages.

Our general partner is not obligated to make any additional capital contributions or to guarantee or pay any of our debts and obligations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Initial Public Offering

On May 17, 2011, we completed our IPO. We sold a total of 4,025,000 common units in our IPO at $21.00 per unit. Our proceeds from the sale of 3,850,000 common units of $71.9 million, net of total offering costs of $9.0 million, were used to repay advances under our acquisition credit facility and for general partnership purposes. Proceeds from the sale of 175,000 common units ($3.4 million) from the underwriters’ exercise of their option to purchase additional common units from us were used to redeem 175,000 of the common units outstanding prior to our IPO. Upon the completion of our IPO and the underwriters’ exercise in full of their option to purchase additional common units from us and the redemption, we had outstanding 8,864,222 common units, 5,919,346 subordinated units, a 0.1% general partner interest, and IDRs.

Common Units Issued in Business Combinations

As described in Note 4, we issued common units as partial consideration for several acquisitions. These are summarized below:

Osterman combination	4,000,000
SemStream combination	8,932,031
Pacer combination	1,500,000
Total - Year Ended March 31, 2012	14,432,031

High Sierra combination	20,703,510
Retail propane combinations	850,676
Crude oil logistics and water solutions combinations	516,978
Pecos combination	1,834,414
Third Coast combination	344,680
Total - Year Ended March 31, 2013	24,250,258

Water solutions combinations	222,381
Crude oil logistics combinations	175,211
OWL combination	2,463,287
Total - Year Ended March 31, 2014	2,860,879

In connection with the completion of certain of these transactions, we amended our Registration Rights Agreement, which provides for certain registration rights for certain holders of our common units.

Equity Issuances

On July 5, 2013, we completed a public offering of 10,350,000 common units. We received net proceeds of $287.5 million, after underwriting discounts and commissions of $12.0 million and offering costs of $0.7 million.

On September 25, 2013, we completed a public offering of 4,100,000 common units. We received net proceeds of $127.6 million, after underwriting discounts and commissions of $5.0 million and offering costs of $0.2 million.

On December 2, 2013, we issued and sold 8,110,848 of our common units in a private placement. We received net proceeds of $235.1 million, after offering costs of $4.9 million.

Distributions

Our general partner has adopted a cash distribution policy that will require us to pay a quarterly distribution to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to the general partner and its affiliates, referred to as “available cash,” in the following manner:

•                  First, 99.9% to the holders of common units and 0.1% to the general partner, until each common unit has received the specified minimum quarterly distribution, plus any arrearages from prior quarters.

•                  Second, 99.9% to the holders of subordinated units and 0.1% to the general partner, until each subordinated unit has received the specified minimum quarterly distribution.

•                  Third, 99.9% to all unitholders, pro rata, and 0.1% to the general partner.

The general partner will also receive, in addition to distributions on its 0.1% general partner interest, additional distributions based on the level of distributions paid to the limited partners. These distributions are referred to as “incentive distributions.”

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 0.1% general partner interest, assume our general partner has contributed any additional capital necessary to maintain its 0.1% general partner interest and has not transferred its IDRs and there are no arrearages on common units.

					Marginal Percentage Interest In
	Total Quarterly				Distributions
	Distribution per Unit				Unitholders	General Partner
Minimum quarterly distribution				$ 0.337500	99.9%	0.1%
First target distribution	above	$ 0.337500	up to	$ 0.388125	99.9%	0.1%
Second target distribution	above	$ 0.388125	up to	$ 0.421875	86.9%	13.1%
Third target distribution	above	$ 0.421875	up to	$ 0.506250	76.9%	23.1%
Thereafter	above	$ 0.506250			51.9%	48.1%

On May 5, 2011, we made a distribution of $3.9 million from available cash to our general partner and common unitholders at March 31, 2011.

The following table summarizes the distributions declared subsequent to our IPO:

			Amount	Amount Paid to	Amount Paid to
Date Declared	Record Date	Date Paid	Per Unit	Limited Partners	General Partner
				(in thousands)	(in thousands)
July 25, 2011	August 3, 2011	August 12, 2011	$0.1669	$2,467	$3
October 21, 2011	October 31, 2011	November 14, 2011	0.3375	4,990	5
January 24, 2012	February 3, 2012	February 14, 2012	0.3500	7,735	10
April 18, 2012	April 30, 2012	May 15, 2012	0.3625	9,165	10
July 24, 2012	August 3, 2012	August 14, 2012	0.4125	13,574	134
October 17, 2012	October 29, 2012	November 14, 2012	0.4500	22,846	707
January 24, 2013	February 4, 2013	February 14, 2013	0.4625	24,245	927
April 25, 2013	May 6, 2013	May 15, 2013	0.4775	25,605	1,189
July 25, 2013	August 5, 2013	August 14, 2013	0.4938	31,725	1,739
October 23, 2013	November 4, 2013	November 14, 2013	0.5113	35,908	2,491
January 23, 2014	February 4, 20143	February 14, 2014	0.5313	42,150	4,283
April 24, 2014	May 5, 2014	May 15, 2014	0.5513	43,737	5,754

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Several of our business combination agreements contained provisions that temporarily limited the distributions to which the newly-issued units were entitled. The following table summarizes the number of equivalent units that were not eligible to receive a distribution on each of the record dates:

Equivalent
Units Not
Record Date	Eligible
August 3, 2011	—
October 31, 2011	4,000,000
February 3, 2012	7,117,031
April 30, 2012	3,932,031
August 3, 2012	17,862,470
October 29, 2012	516,978
February 4, 2013	1,202,085
May 6, 2013	—
August 5, 2013	—
November 4, 2013	979,886
February 4, 2014	—
May 5, 2014	—

Equity-Based Incentive Compensation

Our general partner has adopted a long-term incentive plan (“LTIP”) which allows for the issuance of equity-based compensation to employees and directors. The board of directors of our general partner has granted certain restricted units to employees and directors, which will vest in tranches, subject to the continued service of the recipients. The awards may also vest in the event of a change in control, at the discretion of the board of directors. No distributions will accrue to or be paid on the restricted units during the vesting period.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

The following table summarizes the restricted unit activity during the years ended March 31, 2014 and 2013:

Unvested restricted units at March 31, 2012	—
Units granted	1,684,400
Units vested and issued	(156,802)
Units withheld for employee taxes	(61,698)
Units forfeited	(21,000)
Unvested restricted units at March 31, 2013	1,444,900
Units granted	494,000
Units vested and issued	(296,269)
Units withheld for employee taxes	(122,531)
Units forfeited	(209,000)
Unvested restricted units at March 31, 2014	1,311,100

The scheduled vesting of the awards is summarized below:

Vesting Date	Number of Awards
July 1, 2014	408,300
January 1, 2015	4,000
July 1, 2015	341,300
January 1, 2016	4,000
July 1, 2016	322,500
January 1, 2017	4,000
July 1, 2017	192,500
January 1, 2018	4,000
July 1, 2018	30,500
Total unvested units at March 31, 2014	1,311,100

We record the expense for each tranche on a straight-line basis over the period beginning with the vesting of the previous tranche and ending with the vesting of the tranche. We adjust the cumulative expense recorded through the reporting date using the estimated fair value of the awards at the reporting date. The impact of the lack of distribution rights during the vesting period was estimated using the value of the most recent distribution and assumptions that a market participant might make about future distribution growth. We estimate that the future expense we will record on the unvested awards at March 31, 2014 will be as follows (in thousands), after taking into consideration an estimate of forfeitures of 95,000 units. For purposes of this calculation, we have used the closing price of the common units on March 31, 2014, which was $37.53.

Year Ending March 31,
2015	$14,393
2016	11,279
2017	7,429
2018	2,310
2019	229
Total	$35,640

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Following is a rollforward of the liability related to equity-based compensation, which is reported within accrued expenses and other payables on our consolidated balance sheets (in thousands):

Balance at March 31, 2012	$—
Expense recorded	10,138
Value of units vested and issued	(3,627)
Taxes paid on behalf of participants	(1,468)
Balance at March 31, 2013	5,043
Expense recorded	17,804
Value of units vested and issued	(9,085)
Taxes paid on behalf of participants	(3,750)
Balance at March 31, 2014	$10,012

The weighted-average fair value of the awards at March 31, 2014 was $33.78, which was calculated as the closing price of the common units on March 31, 2014, adjusted to reflect the fact that the restricted units are not entitled to distributions during the vesting period. The impact of the lack of distribution rights during the vesting period was estimated using the value of the most recent distribution and assumptions that a market participant might make about future distribution growth.

The number of common units that may be delivered pursuant to awards under the LTIP is limited to 10% of the issued and outstanding common and subordinated units. The maximum number of units deliverable under the plan automatically increases to 10% of the issued and outstanding common and subordinated units immediately after each issuance of common units, unless the plan administrator determines to increase the maximum number of units deliverable by a lesser amount. Units withheld to satisfy tax withholding obligations are not considered to be delivered under the LTIP. In addition, if an award is forfeited, canceled, exercised, paid or otherwise terminates or expires without the delivery of units, the units subject to such award are again available for new awards under the LTIP. At March 31, 2014, 6.2 million units remain available for issuance under the LTIP.

Note 12 — Fair Value of Financial Instruments

Our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other current liabilities (excluding derivative instruments) are carried at amounts which reasonably approximate their fair values, due to their short-term nature. We believe the carrying amounts of our long-term debt instruments, including the Revolving Credit Facility and the Senior Notes, approximate their fair values, as we do not believe market conditions have changed materially since we entered into these debt agreements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Commodity Derivatives

The following table summarizes the estimated fair values of the commodity derivative assets (liabilities) reported on the consolidated balance sheet at March 31, 2014:

	Derivative	Derivative
	Assets	Liabilities
	(in thousands)
Level 1 measurements	$4,990	$(3,258)
Level 2 measurements	49,605	(43,303)
	54,595	(46,561)

Netting of counterparty contracts(1)	(4,347)	4,347
Cash collateral provided or held	456	—
Commodity contracts reported on consolidated balance sheet	$50,704	$(42,214)

(1)         Relates to derivative assets and liabilities that are expected to be net settled on an exchange or through a master netting arrangement with the counterparty.

The following table summarizes the estimated fair values of the commodity derivative assets (liabilities) reported on the consolidated balance sheet at March 31, 2013:

	Derivative	Derivative
	Assets	Liabilities
	(in thousands)
Level 1 measurements	$947	$(3,324)
Level 2 measurements	9,911	(13,280)
	10,858	(16,604)

Netting of counterparty contracts(1)	(3,503)	3,503
Cash collateral provided or held	(1,760)	400
Commodity contracts reported on consolidated balance sheet	$5,595	$(12,701)

(1)         Relates to derivative assets and liabilities that are expected to be net settled on an exchange or through a master netting arrangement with the counterparty.

The commodity derivative assets (liabilities) are reported in the following accounts on the consolidated balance sheets:

	March 31,
	2014	2013
	(in thousands)
Prepaid expenses and other current assets	$50,704	$5,551
Other noncurrent assets	—	44
Accrued expenses and other payables	(42,214)	(12,701)
Net asset (liability)	$8,490	$(7,106)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

The following table sets forth our open commodity derivative contract positions at March 31, 2014 and 2013. We do not account for these derivatives as hedges.

Contracts	Settlement Period	Total Notional Units (Barrels)	Fair Value of Net Assets (Liabilities)
		(in thousands)
At March 31, 2014 -
Cross-commodity (1)	April 2014 – March 2015	140	$(1,876)
Crude oil fixed-price (2)	April 2014 – March 2015	(1,600)	(2,796)
Crude oil index (3)	April 2014 – December 2015	3,598	6,099
Propane fixed-price (4)	April 2014 – March 2015	60	1,753
Refined products fixed-price (5)	April 2014 – July 2014	732	560
Renewable products fixed-price (6)	April 2014 – July 2014	106	4,084
Other	April 2014	—	210
			8,034
Net cash collateral provided			456
Net value of commodity derivatives on consolidated balance sheet			$8,490

At March 31, 2013 -
Cross-commodity (1)	April 2013 - March 2014	430	$(10,208)
Crude oil fixed-price (2)	April 2013 - March 2014	(144)	1,033
Crude oil index (3)	April 2013 - June 2014	(91)	153
Propane fixed-price (4)	April 2013 - March 2014	(282)	3,197
Other	May 2013 - June 2013	8	79
			(5,746)
Net cash collateral held			(1,360)
Net value of commodity derivatives on consolidated balance sheet			$(7,106)

(1)         Cross-commodity — Our operating segments may purchase or sell a physical commodity where the underlying contract pricing mechanisms are tied to different commodity price indices. The contracts listed in this table as “Cross-commodity” represent derivatives we have entered into as economic hedges against the risk of one commodity price moving relative to another commodity price.

(2)         Crude oil fixed-price — Our crude oil logistics segment routinely purchases crude oil inventory to enable us to fulfill future orders expected to be placed by our customers. The contracts listed in this table as “Crude oil fixed-price” represent derivatives we have entered into as an economic hedge against the risk that crude oil prices will decline while we are holding the inventory.

(3)         Crude oil index — Our crude oil logistics segment may purchase or sell crude oil where the underlying contract pricing mechanisms are tied to different crude oil indices. These indices may vary in the type or location of crude oil, or in the timing of delivery within a given month. The contracts listed in this table as “Crude oil index” represent derivatives we have entered into as an economic hedge against the risk of one crude oil index moving relative to another crude oil index.

(4)         Propane fixed-price — Our liquids segment routinely purchases inventory during the warmer months and stores the inventory for sale in the colder months. The contracts listed in this table as “Propane fixed-price” represent derivatives we have entered into as an economic hedge against the risk that propane prices will decline while we are holding the inventory.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

(5)         Refined products fixed-price — Our refined products segment routinely purchases refined products inventory to enable us to fulfill future orders expected to be placed by our customers. The contracts listed in this table as “Refined products fixed-price” represent derivatives we have entered into as an economic hedge against the risk that refined product prices will decline while we are holding the inventory.

(6)         Renewable products fixed-price — Our renewables segment routinely purchases biodiesel and ethanol inventory to enable us to fulfill future orders expected to be placed by our customers. The contracts listed in this table as “Renewable products fixed-price” represent derivatives we have entered into as an economic hedge against the risk that biodiesel or ethanol prices will decline while we are holding the inventory.

We recorded the following net gains (losses) from our commodity derivatives to cost of sales:

Year Ended March 31,
2014	$(43,655)
2013	(4,381)
2012	5,676

Credit Risk

We maintain credit policies with regard to our counterparties on the derivative financial instruments that we believe minimize our overall credit risk, including an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements, which allow for netting of positive and negative exposure associated with a single counterparty.

We may enter into industry standard master netting agreements and may enter into cash collateral agreements requiring the counterparty to deposit funds into a brokerage margin account. The netting agreements reduce our credit risk by providing for net settlement of any offsetting positive and negative exposures with counterparties. The cash collateral agreements reduce the level of our net counterparty credit risk because the amount of collateral represents additional funds that we may access to net settle positions due us, and the amount of collateral adjusts each day in response to changes in the market value of counterparty derivatives.

Our counterparties consist primarily of financial institutions and energy companies. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

As is customary in the crude oil industry, we generally receive payment from customers on a monthly basis. As a result, receivables from individual customers in our crude oil logistics are typically higher than the receivables from customers of our other segments.

Failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our consolidated statements of financial position and recognized in our net income.

Interest Rate Risk

Our Revolving Credit Facility is variable-rate debt with interest rates that are generally indexed to bank prime or LIBOR interest rates. At March 31, 2014, we have $922.0 million of outstanding borrowings under our Revolving Credit Facility at a rate of 1.98%. A change in interest rates of 0.125% would result in an increase or decrease of our annual interest expense of $1.2 million on the $922.0 million of outstanding borrowings on the revolving credit facility at March 31, 2014.

Note 13 — Segments

Our reportable segments are based on the way in which our management structure is organized. Certain financial data related to our segments is shown below. Transactions between segments are recorded based on prices negotiated between the segments.

Our crude oil logistics segment sells crude oil and provides crude oil transportation services to wholesalers, refiners, and producers. Our water solutions segment provides services for the transportation, treatment, and disposal of wastewater generated from crude oil and natural gas production, and generates revenue from the sale of recycled wastewater and recovered hydrocarbons. Our liquids segment supplies propane, butane, and other products, and provides natural gas liquids transportation, terminaling, and storage services to retailers, wholesalers, and refiners. Our retail propane segment sells propane and distillates to end users consisting of

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

residential, agricultural, commercial, and industrial customers, and to certain re-sellers. Our retail propane segment consists of two divisions, which are organized based on the location of the operations.

We also operate a refined products marketing business, which purchases gasoline and diesel fuel from suppliers and typically sells these products in back-to-back contracts to customers at a nationwide network of third-party owned terminaling and storage facilities. We also operate a renewables business, which purchases ethanol primarily at production facilities, and transports the ethanol for sale at various locations to refiners and blenders, and purchases biodiesel from production facilities in the Midwest and in Houston, Texas, and transports the product using leased railcars for sale to refiners and blenders. These businesses were acquired in our December 2013 acquisition of Gavilon Energy.

Items labeled “corporate and other” in the table below include the operations of a compressor leasing business that we acquired in our June 2012 merger with High Sierra and sold in February 2014, and the natural gas marketing operations that we acquired in our December 2013 acquisition of Gavilon Energy and began winding down during fiscal 2014. The “corporate and other” category also includes certain corporate expenses that are incurred and are not allocated to the reportable segments. This data is included to reconcile the data for the reportable segments to data in our consolidated financial statements.

Certain information related to the results of operations of each segment is shown in the tables below:

	Year Ended March 31,
	2014	2013	2012
	(in thousands)
Revenues:
Crude oil logistics -
Crude oil sales	$4,559,923	$2,322,706	$—
Crude oil transportation and other	36,469	16,442	—
Water solutions -
Water treatment and disposal	125,788	54,334	—
Water transportation	17,312	7,893	—
Liquids -
Propane sales	1,632,948	841,448	923,022
Other product sales	1,231,965	858,276	251,627
Other revenues	31,062	33,954	2,462
Retail propane -
Propane sales	388,225	288,410	175,417
Distillate sales	127,672	106,192	6,547
Other revenues	35,918	35,856	17,370
Refined products	1,180,895	—	—
Renewables	176,781	—	—
Corporate and other	437,713	4,233	—
Eliminations of intersegment sales	(283,397)	(151,977)	(65,972)
Total revenues	$9,699,274	$4,417,767	$1,310,473

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

	Year Ended March 31,
	2014	2013	2012
	(in thousands)
Depreciation and amortization:
Crude oil logistics	$22,111	$9,176	$—
Water solutions	55,105	20,923	—
Liquids	11,018	11,085	3,661
Retail propane	28,878	25,496	11,450
Refined products	109	—	—
Renewables	516	—	—
Corporate and other	3,017	2,173	—
Total depreciation and amortization	$120,754	$68,853	$15,111

	Year Ended March 31,
	2014	2013	2012
	(in thousands)
Operating income (loss):
Crude oil logistics	$678	$34,236	$—
Water solutions	10,317	8,576	—
Liquids	71,888	30,336	9,735
Retail propane	61,285	46,869	9,616
Refined products	4,080	—	—
Renewables	2,434	—	—
Corporate and other	(44,117)	(32,710)	(4,321)
Total operating income	$106,565	$87,307	$15,030

The table below shows additions to property, plant and equipment for each segment. This information has been prepared on the accrual basis, and includes property, plant and equipment acquired in acquisitions.

	Year Ended March 31,
	2014	2013	2012
	(in thousands)
Additions to property, plant and equipment, including acquisitions (accrual basis):
Crude oil logistics	$204,642	$89,860	$—
Water solutions	100,877	137,116	—
Liquids	52,560	15,129	50,276
Retail propane	24,430	66,933	150,181
Refined products	719	—	—
Renewables	519	—	—
Corporate and other	7,242	17,858	—
Total	$390,989	$326,896	$200,457

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

The following tables show long-lived assets (consisting of property, plant and equipment, intangible assets, and goodwill) and total assets by segment:

	March 31,
		2013
	2014	(Note 2)
	(in thousands)
Total assets:
Crude oil logistics	$1,723,812	$801,351
Water solutions	875,714	466,412
Liquids	577,795	474,141
Retail propane	541,832	513,301
Refined products	157,581	—
Renewables	145,649	—
Corporate and other	144,840	36,413
Total	$4,167,223	$2,291,618

Long-lived assets, net:
Crude oil logistics	$980,978	$357,230
Water solutions	848,479	453,909
Liquids	274,846	238,192
Retail propane	438,324	441,762
Refined products	27,017	—
Renewables	33,703	—
Corporate and other	47,961	31,996
Total	$2,651,308	$1,523,089

Note 14 — Disposals and Impairments

We acquired Gavilon Energy in December 2013, which operated a natural gas marketing business. During March 2014, we assigned all of the storage and transportation contracts of the natural gas marketing business to a third party. Since these contracts were at unfavorable terms relative to current market conditions, we paid $44.8 million to assign these contracts. We recorded a liability of $50.8 million related to these storage and transportation contracts in the acquisition accounting, and we amortized $6.0 million of this balance through cost of sales during the period from the acquisition date through the date we assigned the contracts. We also assigned all forward purchase and sale contracts and all financial derivative contracts, and thereby wound down the natural gas business. Our consolidated statement of operations for the year ended March 31, 2014 includes $1.4 million of operating income related to the natural gas business, which is reported within “corporate and other” in the segment disclosures in Note 13.

We acquired High Sierra in June 2012, which operated a compressor leasing business. We sold the compressor leasing business in February 2014 for $10.8 million (net of the amount due to the owner of the noncontrolling interest in the business). We recorded a gain on the sale of the business of $4.4 million, $1.6 million of which was attributable to the disposal of the noncontrolling interest. We reported the gain as a reduction to operating expenses in our consolidated statement of operations. Our consolidated statement of operations for the year ended March 31, 2014 includes $2.3 million of operating income related to the compressor leasing business, which is reported within “corporate and other” in the segment disclosures in Note 13.

During the year ended March 31, 2014, we recorded an impairment of $5.3 million to the property, plant and equipment of one of our natural gas liquids terminals. This loss is reported within operating expenses of our liquids segment.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

During the year ended March 31, 2014, two of our water solutions facilities experienced damage to their property, plant and equipment as a result of lightning strikes. We recorded a write-down to property, plant and equipment of $1.5 million related to these incidents, which is reported within operating expenses in our consolidated statement of operations.

Note 15 — Transactions with Affiliates

Since our business combination with SemStream on November 1, 2011, SemGroup Corporation (“SemGroup”) has held ownership interests in us and in our general partner, and has the right to appoint two members to the board of directors of our general partner. Subsequent to November 1, 2011, we have sold product to and purchased product from affiliates of SemGroup. These transactions are included within revenues and cost of sales in our consolidated statements of operations.

Certain members of our management own interests in entities with which we have purchased products and services from and have sold products and services. The majority of these purchases represent crude oil purchases and are reported within cost of sales in our consolidated statements of operations, although $8.2 million of these transactions during the year ended March 31, 2014 represented capital expenditures and were recorded as increases to property, plant and equipment. The majority of these sales represent sales of crude oil and have been recorded within revenues in our consolidated statement of operations.

These transactions are summarized in the table below:

	Year Ended March 31,
	2014	2013	2012
	(in thousands)
Sales to SemGroup	$306,780	$32,431	$29,200
Purchases from SemGroup	445,951	60,425	23,800
Sales to entities affiliated with management	110,824	16,828	—
Purchases from entities affiliated with management	120,038	60,942	—

Receivables from affiliates consist of the following:

	March 31,
	2014	2013
	(in thousands)
Receivables from entities affiliated with management	$142	$22,883
Receivables from SemGroup	7,303	—
	$7,445	$22,883

Payables to affiliates consist of the following:

	March 31,
	2014	2013
	(in thousands)
Payables to SemGroup	$76,192	$4,601
Payables to entities affiliated with management	654	2,299
	$76,846	$6,900

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

We completed a merger with High Sierra Energy, LP and High Sierra Energy GP, LLC in June 2012. We paid $91.8 million of cash, net of $5.0 million of cash acquired, and issued 18,018,468 common units to acquire High Sierra Energy, LP. We also paid $97.4 million of High Sierra Energy, LP’s long-term debt and other obligations. Our general partner acquired High Sierra Energy GP, LLC by paying $50.0 million of cash and issuing equity. Our general partner then contributed its ownership interests in High Sierra Energy GP, LLC to us, in return for which we paid our general partner $50.0 million of cash and issued 2,685,042 common units to our general partner.

During the year ended March 31, 2014, we completed the acquisition of a crude oil logistics business owned by an employee. We paid $11.0 million of cash for this acquisition. During the year ended March 31, 2013, we completed two business combinations with entities in which members of our management owned interests. We paid $14.0 million of cash (net of cash acquired) on a combined basis for these two acquisitions. We also paid $5.0 million under a non-compete agreement to an employee.

Note 16 — Quarterly Financial Data (Unaudited)

Our summarized unaudited quarterly financial data is presented below. The computation of net income per common and subordinated unit is done separately by quarter and year. The total of net income per common and subordinated unit of the individual quarters may not equal the net income per common and subordinated unit for the year, due primarily to the income allocation between the general partner and limited partners and variations in the weighted average units outstanding used in computing such amounts.

Our retail propane segment’s business is seasonal due to weather conditions in our service areas. Propane sales to residential and commercial customers are affected by winter heating season requirements, which generally results in higher operating revenues and net income during the period from October through March of each year and lower operating revenues and either net losses or lower net income during the period from April through September of each year. Our liquids segment is also subject to seasonal fluctuations, as demand for propane and butane is typically higher during the winter months. Our operating revenues from our other segments are less weather sensitive. Additionally, the acquisitions described in Note 4 impact the comparability of the quarterly information within the year, and year to year.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

	Quarter Ended				Year Ended
	June 30,	September 30,	December 31,	March 31,	March 31,
	2013	2013	2013	2014	2014
	(in thousands, except unit and per unit data)
Total revenues	$1,385,957	$1,593,937	$2,743,445	$3,975,935	$9,699,274
Total cost of sales	$1,303,076	$1,488,850	$2,576,029	$3,764,744	$9,132,699
Net income (loss)	$(17,508)	$(932)	$24,052	$43,146	$48,758
Net income (loss) attributable to parent equity	$(17,633)	$(941)	$23,898	$42,331	$47,655
Earnings (loss) per unit, basic and diluted -
Common units	$(0.35)	$(0.05)	$0.27	$0.46	$0.51
Subordinated units	$(0.46)	$(0.09)	$0.23	$0.46	$0.32
Weighted average common units outstanding - basic and diluted	47,703,313	58,909,389	67,941,726	73,421,309	61,970,471
Weighted average subordinated outstanding units - basic and diluted	5,919,346	5,919,346	5,919,346	5,919,346	5,919,346

	Quarter Ended				Year Ended
	June 30,	September 30,	December 31,	March 31,	March 31,
	2012	2012	2012	2013	2013
	(in thousands, except unit and per unit data)
Total revenues	$326,436	$1,135,510	$1,338,208	$1,617,613	$4,417,767
Total cost of sales	$298,985	$1,053,690	$1,204,545	$1,481,890	$4,039,110
Net income (loss)	$(24,710)	$10,082	$40,477	$22,341	$48,190
Net income (loss) attributable to parent equity	$(24,650)	$10,073	$40,176	$22,341	$47,940
Earnings (loss) per unit, basic and diluted -
Common units	$(0.76)	$0.18	$0.75	$0.39	$0.96
Subordinated units	$(0.77)	$0.18	$0.75	$0.39	$0.93
Weighted average common units outstanding - basic and diluted	26,529,133	44,831,836	46,364,381	47,665,015	41,353,574
Weighted average subordinated outstanding units - basic and diluted	5,919,346	5,919,346	5,919,346	5,919,346	5,919,346

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements - Continued

At March 31, 2014 and 2013, and for the Years Ended March 31, 2014, 2013, and 2012

Note 17 — Condensed Consolidating Guarantor and Non-Guarantor Financial Information

Certain of our wholly-owned subsidiaries have, jointly and severally, fully and unconditionally guaranteed the Unsecured Notes (described in Note 8). Pursuant to Rule 3-10 of Regulation S-X, we have presented in columnar format the condensed consolidating financial information for NGL Energy Partners LP, NGL Energy Finance Corp. (which, along with NGL Energy Partners LP, is a co-issuer of the Unsecured Notes), the guarantor subsidiaries on a combined basis, and the non-guarantor subsidiaries on a combined basis in the tables below.

During the periods presented in the tables below, the status of certain subsidiaries changed, in that they either became guarantors of or ceased to be guarantors of the Unsecured Notes. Such changes have been given retrospective application in the tables below.

There are no significant restrictions upon the ability of the parent or any of the guarantor subsidiaries to obtain funds from their respective subsidiaries by dividend or loan. None of the assets of the guarantor subsidiaries represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act.

For purposes of the tables below, (i) the condensed consolidating financial information is presented on a legal entity basis, not a business segment basis, (ii) investments in consolidated subsidiaries are accounted for as equity method investments, and (iii) contributions, distributions, and advances to or from consolidated entities are reported on a net basis within net changes in advances with consolidated entities in the condensed consolidating cash flow tables below.

NGL ENERGY PARTNERS LP

Condensed Consolidating Balance Sheet

(U.S. Dollars in Thousands)

	March 31, 2014
	NGL Energy
	Partners LP	NGL Energy	Guarantor	Non-Guarantor	Consolidating
	(Parent) (1)	Finance Corp.	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,181	$—	$8,728	$531	$—	$10,440
Accounts receivable - trade, net of allowance for doubtful accounts	—	—	887,789	13,115	—	900,904
Accounts receivable - affiliates	—	—	7,445	—	—	7,445
Inventories	—	—	306,434	3,726	—	310,160
Prepaid expenses and other current assets	—	—	80,294	56	—	80,350
Total current assets	1,181	—	1,290,690	17,428	—	1,309,299

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	—	—	764,014	65,332	—	829,346
GOODWILL	—	—	1,105,008	1,998	—	1,107,006
INTANGIBLE ASSETS, net of accumulated amortization	1,169	11,552	700,603	1,632	—	714,956
INVESTMENTS IN UNCONSOLIDATED ENTITIES	—	—	189,821	—	—	189,821
NET INTERCOMPANY RECEIVABLES (PAYABLES)	327,281	437,714	(720,737)	(44,258)	—	—
INVESTMENTS IN CONSOLIDATED SUBSIDIARIES	1,447,502	—	17,673	—	(1,465,175)	—
OTHER NONCURRENT ASSETS	—	—	16,674	121	—	16,795
Total assets	$1,777,133	$449,266	$3,363,746	$42,253	$(1,465,175)	$4,167,223

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$—	$—	$726,252	$13,959	$—	$740,211
Accounts payable - affiliates	—	—	73,703	3,143	—	76,846
Accrued expenses and other payables	554	14,266	124,923	1,947	—	141,690
Advance payments received from customers	—	—	29,891	74	—	29,965
Current maturities of long-term debt	—	—	7,058	22	—	7,080
Total current liabilities	554	14,266	961,827	19,145	—	995,792

LONG-TERM DEBT, net of current maturities	250,000	450,000	929,754	80	—	1,629,834
OTHER NONCURRENT LIABILITIES	—	—	9,663	81	—	9,744
EQUITY
Partners’ equity (deficit)	1,526,579	(15,000)	1,462,691	22,994	(1,470,449)	1,526,815
Accumulated other comprehensive loss	—	—	(189)	(47)	—	(236)
Noncontrolling interests	—	—	—	—	5,274	5,274
Total equity (deficit)	1,526,579	(15,000)	1,462,502	22,947	(1,465,175)	1,531,853
Total liabilities and equity	$1,777,133	$449,266	$3,363,746	$42,253	$(1,465,175)	$4,167,223

(1)   The parent is a co-issuer of the $450.0 million 6.875% Unsecured Notes that are included in the NGL Energy Finance Corp. column.

NGL ENERGY PARTNERS LP

Condensed Consolidating Balance Sheet

(U.S. Dollars in Thousands)

	March 31, 2013
	NGL Energy
	Partners LP	Guarantor	Non-Guarantor	Consolidating
	(Parent)	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$11,206	$355	$—	$11,561
Accounts receivable - trade, net of allowance for doubtful accounts	—	561,560	1,197	—	562,757
Accounts receivable - affiliates	—	22,883	—	—	22,883
Inventories	—	126,024	871	—	126,895
Prepaid expenses and other current assets	—	37,784	107	—	37,891
Total current assets	—	759,457	2,530	—	761,987

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	—	497,743	28,694	—	526,437
GOODWILL	—	553,222	1,998	—	555,220
INTANGIBLE ASSETS, net of accumulated amortization	717	439,365	1,350	—	441,432
NET INTERCOMPANY RECEIVABLES (PAYABLES)	237,736	(233,294)	(4,442)	—	—
INVESTMENTS IN CONSOLIDATED SUBSIDIARIES	895,779	20,371	—	(916,150)	—
OTHER NONCURRENT ASSETS	—	6,542	—	—	6,542
Total assets	$1,134,232	$2,043,406	$30,130	$(916,150)	$2,291,618

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$—	$534,164	$1,891	$—	$536,055
Accounts payable - affiliates	—	6,900	—	—	6,900
Accrued expenses and other payables	554	83,001	2,051	—	85,606
Advance payments received from customers	—	22,364	8	—	22,372
Current maturities of long-term debt	—	8,610	16	—	8,626
Total current liabilities	554	655,039	3,966	—	659,559

LONG-TERM DEBT, net of current maturities	250,000	490,433	3	—	740,436
OTHER NONCURRENT LIABILITIES	—	2,155	50	—	2,205
EQUITY
Partners’ equity	883,678	895,779	26,087	(921,890)	883,654
Accumulated other comprehensive income	—	—	24	—	24
Noncontrolling interests	—	—	—	5,740	5,740
Total equity	883,678	895,779	26,111	(916,150)	889,418
Total liabilities and equity	$1,134,232	$2,043,406	$30,130	$(916,150)	$2,291,618

NGL ENERGY PARTNERS LP

Condensed Consolidating Statement of Operations

(U.S. Dollars in Thousands)

	Year Ended March 31, 2014
	NGL Energy
	Partners LP	NGL Energy	Guarantor	Non-Guarantor	Consolidating
	(Parent) (1)	Finance Corp.	Subsidiaries	Subsidiaries	Adjustments	Consolidated

REVENUES	$—	$—	$9,560,124	$139,519	$(369)	$9,699,274

COST OF SALES	—	—	9,011,011	122,057	(369)	9,132,699

OPERATING COSTS AND EXPENSES:
Operating	—	—	253,214	6,182	—	259,396
General and administrative	—	—	77,756	2,104	—	79,860
Depreciation and amortization	—	—	117,573	3,181	—	120,754

Operating Income	—	—	100,570	5,995	—	106,565

OTHER INCOME (EXPENSE):
Earnings from unconsolidated entities	—	—	1,898	—	—	1,898
Interest expense	(16,818)	(15,000)	(27,031)	(51)	46	(58,854)
Other, net	—	—	202	(70)	(46)	86

Income (Loss) Before Income Taxes	(16,818)	(15,000)	75,639	5,874	—	49,695

INCOME TAX PROVISION	—	—	(937)	—	—	(937)

EQUITY IN NET INCOME OF CONSOLIDATED SUBSIDIARIES	64,473	—	4,771	—	(69,244)	—

Net Income (Loss)	47,655	(15,000)	79,473	5,874	(69,244)	48,758

NET INCOME ALLOCATED TO GENERAL PARTNER					(14,148)	(14,148)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS					(1,103)	(1,103)

NET INCOME (LOSS) ALLOCATED TO LIMITED PARTNERS	$47,655	$(15,000)	$79,473	$5,874	$(84,495)	$33,507

(1)         The parent is a co-issuer of the $450.0 million 6.875% Unsecured Notes that are included in the NGL Energy Finance Corp. column.

NGL ENERGY PARTNERS LP

Condensed Consolidating Statement of Operations

(U.S. Dollars in Thousands)

	Year Ended March 31, 2013
	NGL Energy
	Partners LP	Guarantor	Non-Guarantor	Consolidating
	(Parent)	Subsidiaries	Subsidiaries	Adjustments	Consolidated

REVENUES	$—	$4,409,198	$8,878	$(309)	$4,417,767

COST OF SALES	—	4,038,251	1,168	(309)	4,039,110

OPERATING COSTS AND EXPENSES:
Operating	—	164,944	4,855	—	169,799
General and administrative	—	52,461	237	—	52,698
Depreciation and amortization	—	66,916	1,937	—	68,853

Operating Income	—	86,626	681	—	87,307

OTHER INCOME (EXPENSE):
Interest expense	(13,041)	(19,951)	(48)	46	(32,994)
Loss on early extinguishment of debt	—	(5,769)	—	—	(5,769)
Other, net	—	1,666	(99)	(46)	1,521

Income (Loss) Before Income Taxes	(13,041)	62,572	534	—	50,065

INCOME TAX PROVISION	—	(1,875)	—	—	(1,875)

EQUITY IN NET INCOME OF CONSOLIDATED SUBSIDIARIES	60,981	284	—	(61,265)	—

Net Income	47,940	60,981	534	(61,265)	48,190

NET INCOME ALLOCATED TO GENERAL PARTNER				(2,917)	(2,917)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS				(250)	(250)

NET INCOME ALLOCATED TO LIMITED PARTNERS	$47,940	$60,981	$534	$(64,432)	$45,023

NGL ENERGY PARTNERS LP

Condensed Consolidating Statement of Operations

(U.S. Dollars in Thousands)

	Year Ended March 31, 2012
	NGL Energy
	Partners LP	Guarantor	Non-Guarantor	Consolidating
	(Parent)	Subsidiaries	Subsidiaries	Adjustments	Consolidated

REVENUES	$—	$1,310,473	$225	$(225)	$1,310,473

COST OF SALES	—	1,217,248	—	(225)	1,217,023

OPERATING COSTS AND EXPENSES:
Operating	—	47,162	138	—	47,300
General and administrative	—	15,823	186	—	16,009
Depreciation and amortization	—	14,964	147	—	15,111

Operating Income (Loss)	—	15,276	(246)	—	15,030

OTHER INCOME (EXPENSE):
Interest expense	—	(7,619)	(46)	45	(7,620)
Other, net	—	1,100	—	(45)	1,055

Income (Loss) Before Income Taxes	—	8,757	(292)	—	8,465

INCOME TAX PROVISION	—	(601)	—	—	(601)

EQUITY IN NET INCOME (LOSS) OF CONSOLIDATED SUBSIDIARIES	7,876	(280)	—	(7,596)	—

Net Income (Loss)	7,876	7,876	(292)	(7,596)	7,864

NET INCOME ALLOCATED TO GENERAL PARTNER				(8)	(8)

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS				12	12

NET INCOME (LOSS) ALLOCATED TO LIMITED PARTNERS	$7,876	$7,876	$(292)	$(7,592)	$7,868

NGL ENERGY PARTNERS LP

Condensed Consolidating Statements of Comprehensive Income (Loss)

(U.S. Dollars in Thousands)

	Year Ended March 31, 2014
	NGL Energy
	Partners LP	NGL Energy	Guarantor	Non-Guarantor	Consolidating
	(Parent) (1)	Finance Corp.	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Net income (loss)	$47,655	$(15,000)	$79,473	$5,874	$(69,244)	$48,758

Other comprehensive loss, net of tax	—	—	(189)	(71)	—	(260)

Comprehensive income (loss)	$47,655	$(15,000)	$79,284	$5,803	$(69,244)	$48,498

(1)         The parent is a co-issuer of the $450.0 million 6.875% Unsecured Notes that are included in the NGL Energy Finance Corp. column.

	Year Ended March 31, 2013
	NGL Energy
	Partners LP	Guarantor	Non-Guarantor	Consolidating
	(Parent)	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Net income	$47,940	$60,981	$534	$(61,265)	$48,190

Other comprehensive loss, net of tax	—	—	(7)	—	(7)

Comprehensive income	$47,940	$60,981	$527	$(61,265)	$48,183

	Year Ended March 31, 2012
	NGL Energy
	Partners LP	Guarantor	Non-Guarantor	Consolidating
	(Parent)	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Net income (loss)	$7,876	$7,876	$(292)	$(7,596)	$7,864

Other comprehensive loss, net of tax	—	—	(25)	—	(25)

Comprehensive income (loss)	$7,876	$7,876	$(317)	$(7,596)	$7,839

NGL ENERGY PARTNERS LP

Condensed Consolidating Statement of Cash Flows

(U.S. Dollars in Thousands)

	Year Ended March 31, 2014
	NGL Energy
	Partners LP	NGL Energy	Guarantor	Non-Guarantor
	(Parent) (1)	Finance Corp.	Subsidiaries	Subsidiaries	Consolidated
OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(16,625)	$—	$99,754	$2,107	$85,236

INVESTING ACTIVITIES:
Purchases of long-lived assets	—	—	(118,455)	(46,693)	(165,148)
Acquisitions of businesses, including acquired working capital, net of cash acquired	(334,154)	—	(932,373)	(2,283)	(1,268,810)
Cash flows from commodity derivatives	—	—	(35,956)	—	(35,956)
Proceeds from sales of assets	—	—	12,884	11,776	24,660
Investments in unconsolidated entities	—	—	(11,515)	—	(11,515)
Distributions of capital from unconsolidated entities	—	—	1,591	—	1,591
Other	—	—	540	(735)	(195)
Net cash used in investing activities	(334,154)	—	(1,083,284)	(37,935)	(1,455,373)

FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	—	—	2,545,500	—	2,545,500
Payments on revolving credit facilities	—	—	(2,101,000)	—	(2,101,000)
Issuances of notes	—	450,000	—	—	450,000
Proceeds from borrowings on other long-term debt	—	—	780	100	880
Payments on other long-term debt	—	—	(8,802)	(17)	(8,819)
Debt issuance costs	(645)	(12,286)	(11,664)	—	(24,595)
Contributions	765	—	—	2,060	2,825
Distributions	(145,090)	—	—	(840)	(145,930)
Proceeds from sale of common units, net of offering costs	650,155	—	—	—	650,155
Net changes in advances with consolidated entities	(153,225)	(437,714)	556,238	34,701	—
Net cash provided by financing activities	351,960	—	981,052	36,004	1,369,016
Net increase (decrease) in cash and cash equivalents	1,181	—	(2,478)	176	(1,121)
Cash and cash equivalents, beginning of period	—	—	11,206	355	11,561
Cash and cash equivalents, end of period	$1,181	$—	$8,728	$531	$10,440

(1)         The parent is a co-issuer of the $450.0 million 6.875% Unsecured Notes that are included in the NGL Energy Finance Corp. column.

NGL ENERGY PARTNERS LP

Condensed Consolidating Statement of Cash Flows

(U.S. Dollars in Thousands)

	Year Ended March 31, 2013
	NGL Energy
	Partners LP	Guarantor	Non-Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(12,428)	$140,794	$4,268	$132,634

INVESTING ACTIVITIES:
Purchases of long-lived assets	—	(59,903)	(12,572)	(72,475)
Acquisitions of businesses, including acquired working capital, net of cash acquired	(452,087)	(38,718)	—	(490,805)
Cash flows from commodity derivatives	—	11,579	—	11,579
Proceeds from sales of assets	—	5,080	—	5,080
Net cash used in investing activities	(452,087)	(81,962)	(12,572)	(546,621)

FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	—	1,227,975	—	1,227,975
Payments on revolving credit facilities	—	(964,475)	—	(964,475)
Issuance of notes	250,000	—	—	250,000
Proceeds from borrowings on other long-term debt	—	634	19	653
Payments on other long-term debt	—	(4,837)	—	(4,837)
Debt issuance costs	(777)	(19,412)	—	(20,189)
Contributions	510	—	403	913
Distributions	(71,608)	—	(74)	(71,682)
Proceeds from sale of common units, net of offering costs	(642)	—	—	(642)
Net changes in advances with consolidated entities	286,991	(295,105)	8,114	—
Net cash provided by (used in) financing activities	464,474	(55,220)	8,462	417,716
Net increase (decrease) in cash and cash equivalents	(41)	3,612	158	3,729
Cash and cash equivalents, beginning of period	41	7,594	197	7,832
Cash and cash equivalents, end of period	$—	$11,206	$355	$11,561

NGL ENERGY PARTNERS LP

Condensed Consolidating Statement of Cash Flows

(U.S. Dollars in Thousands)

	Year Ended March 31, 2012
	NGL Energy
	Partners LP	Guarantor	Non-Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$—	$90,477	$(148)	$90,329

INVESTING ACTIVITIES:
Purchases of long-lived assets	—	(6,667)	(877)	(7,544)
Acquisitions of businesses, including acquired working capital, net of cash acquired	(291,097)	(6,304)	—	(297,401)
Cash flows from commodity derivatives	—	6,464	—	6,464
Proceeds from sales of assets	—	1,238	—	1,238
Other	—	346	—	346
Net cash used in investing activities	(291,097)	(4,923)	(877)	(296,897)

FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	—	478,900	—	478,900
Payments on revolving credit facilities	—	(329,900)	—	(329,900)
Payments on other long-term debt	—	(1,278)	—	(1,278)
Debt issuance costs	—	(2,380)	—	(2,380)
Contributions	—	—	440	440
Distributions	(19,060)	—	—	(19,060)
Proceeds from sale of common units, net of offering costs	74,759	—	—	74,759
Repurchase of common units	(3,418)	—	—	(3,418)
Net changes in advances with consolidated entities	238,816	(239,476)	660	—
Net cash provided by (used in) financing activities	291,097	(94,134)	1,100	198,063
Net increase (decrease) in cash and cash equivalents	—	(8,580)	75	(8,505)
Cash and cash equivalents, beginning of period	41	16,174	122	16,337
Cash and cash equivalents, end of period	$41	$7,594	$197	$7,832